                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MEDPARTNERS, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                           BIRMINGHAM, ALABAMA 35244

                                                                  APRIL 11, 1997

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of MedPartners, Inc. (the "Company") will be held at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama, on May 13, 1997, at 4:00 p.m. Central Time, for the following purposes:

          1. To elect four Directors to serve a term of three years each.

          2. To approve and adopt the MedPartners 1997 Long Term Incentive Compensation Plan.

          3. To approve and adopt the MedPartners Employee Stock Purchase Plan.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 20, 1997 are entitled to notice of, and to vote at the Annual Meeting or any adjournment thereof.

     PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO, BUT ATTENDANCE AT THE ANNUAL MEETING DOES NOT ITSELF SERVE TO REVOKE YOUR PROXY.

                                       By Order of the Board of Directors,

                                       Tracy P. Thrasher
                                       Corporate Secretary

--------------------------------------------------------------------------------

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT.

     A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

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

                               MEDPARTNERS, INC.

                                PROXY STATEMENT

     This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share, of MedPartners, Inc. (the "Company" or "MedPartners") in connection with the solicitation of Proxies on behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders to be held on May 13, 1997 (the "Annual Meeting"). Only stockholders of record at the close of business on March 20, 1997 are entitled to notice of and to vote at the Annual Meeting. Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. Any such Proxy may be revoked by a stockholder at any time before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Annual Meeting. A stockholder attending the Annual Meeting may revoke his proxy and vote in person if he desires to do so, but attendance at the Annual Meeting will not of itself revoke the Proxy.

     The Company's stockholders will be solicited by mail on or about April 11, 1997. The Company has retained ChaseMellon Shareholder Services, L.L.C. to solicit proxies on its behalf. The Company will pay ChaseMellon Shareholder Services, L.L.C. a fee of $12,500 and will reimburse ChaseMellon Shareholder Services, L.L.C. for out of pocket expenses incurred. Additional solicitation may be made by mail, telephone or telegram by the officers or regular employees of the Company, who will receive no additional compensation therefor. The Company expects to reimburse brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The entire expense of the solicitation, including the cost of preparing, assembling and mailing the proxy materials, will be borne by the Company.

     Shares represented by executed and unrevoked Proxies will be voted in accordance with the instructions contained therein or in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Neither abstentions nor broker non-votes will be counted for the purpose of determining whether any given proposal has been approved by the stockholders of the Company. The election of directors requires a plurality of the votes cast by the holders of the Company's Common Stock. A "plurality" means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The approval and the adoption of the MedPartners 1997 Long Term Incentive Compensation Plan and the MedPartners Employee Stock Purchase Plan require the affirmative vote of a majority of the votes cast on each proposal, provided the votes cast on each proposal represent over 50% in interest of the Common Stock entitled to vote on each proposal. In the event there are insufficient votes cast to satisfy such 50% requirement, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

     As to all matters that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him at the close of business on March 20, 1997. The holders of a majority of the shares of Common Stock of the Company entitled to vote and present in person or represented by proxy will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. At March 20, 1997, there were 171,449,860 shares of Common Stock outstanding.

DISSENTERS' RIGHTS OF APPRAISAL

     There are no dissenters' rights of appraisal in connection with the vote of the stockholders with respect to the matters to be voted on.

PROPOSALS BY STOCKHOLDERS

     Any proposals by stockholders of the Company intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy by November 30, 1997.

                             ELECTION OF DIRECTORS

     Pursuant to the terms of the Company's Third Restated Certificate of Incorporation (the "Company's Certificate") and the Company's Second Amended and Restated Bylaws (the "Company's Bylaws"), the Board of Directors of the Company is divided into three classes, with each class being as nearly equal in number as reasonably possible. One class holds office for a term that will expire at this year's Annual Meeting of Stockholders, a second class holds office for a term that will expire at the annual meeting of stockholders to be held in 1998, and a third class holds office for a term that will expire at the annual meeting of stockholders to be held in 1999. Each director holds office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of stockholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Messrs. Scrushy, McCourtney and Piccolo and Dr. Lopez have terms expiring at the time of the Annual Meeting; Messrs. House, McDonald, Kramer, Newhall and Headrick have terms expiring in 1998, and Messrs. Striplin, Kraemer and Hodson and Dr. Mullikin have terms expiring in 1999. The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors.

     At this year's Annual Meeting four directors are to be elected. The enclosed Proxy will be voted in favor of the persons named below unless other instructions are given. These nominees will serve until 2000 and until their successors have been duly elected and qualified at the annual meeting of stockholders to be held in 2000. In the event that any of the nominees shall be unable to serve as a director, it is the intention of the persons designated as proxies to vote for substitutes selected by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected.

     Set forth below is certain information about each of the directors nominated for re-election at the Annual Meeting:

     Richard M. Scrushy has been a member of the Company's Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH Corporation ("HEALTHSOUTH"), a publicly traded provider of rehabilitation healthcare services. Mr. Scrushy is also a member of the Board of Directors of Capstone Capital Corporation ("Capstone"), a publicly traded real estate investment trust.

     Ted H. McCourtney has been a member of the Company's Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, each of which is publicly traded.

     Rosalio J. Lopez, M.D. has been a member of the Company's Board of Directors since November 1995. Dr. Lopez had been a director of the general partner of Mullikin Medical Enterprises, L.P. ("MME") since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and shareholder of Mullikin Independent Practice Association ("MIPA").

     C.A. Lance Piccolo has been Vice Chairman of the Company's Board of Directors since September 1996. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark International Inc. ("Caremark"). From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter International Inc. ("Baxter") and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of Crompton & Knowles Corporation ("CKC") and Baxter, each of which is publicly traded.

     See Appendix A to this Proxy Statement, "Directors and Executive Officers", for certain information about the other directors named whom it is anticipated will continue in office following the Annual Meeting.

MANAGEMENT MATTERS

     There are no arrangements or understandings known to the Company between any of the directors, nominees for director or executive officers of the Company and any other person pursuant to which any such person was or is to be elected as a director or an executive officer, except the executive employment agreement of Larry R. House. See "Compensation Committee Report on Executive
Compensation -- Chief Executive Officer Compensation". Drs. Mullikin and Lopez and Messrs. McDonald and Kramer initially became members of the Board of Directors in connection with the acquisition of MME, and Messrs. Piccolo, Headrick, Hodson and Kraemer became members of the Board of Directors in connection with the acquisition of Caremark when it was agreed that at least four members of the Company's thirteen member Board of Directors would be designated by Caremark to serve for a three-year period immediately following the acquisition. There are no family relationships between any directors, nominees for director or executive officers of the Company. The Board of Directors of the Company held a total of eight meetings and acted by unanimous written consent nine times during 1996.

     In addition to Mr. House's employment agreement, the Company entered into an employment agreement with Mark L. Wagar pursuant to which the Company is obligated to make certain payments to, and continue certain benefits for, Mr. Wagar in the event of a Change in Control of the Company. See "Executive Compensation and Other Information -- Executive Employment Agreements".

ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held a total of eight meetings during 1996, including four regularly scheduled meetings and four special meetings. During 1996, all of the directors, except for Mr. Hodson, attended at least 75% of the Board of Directors' meetings held during the period for which such person was serving as a director. Mr. Hodson attended one of the two meetings of the Board of Directors held during the portion of 1996 that he was serving as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company currently has two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. The Audit Committee consists of Messrs. McCourtney and Hodson and Dr. Lopez. During 1996, there were three meetings of the Audit Committee.

     The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Board of Directors of the Company's annual salary and bonus amounts for all officers of the Company. The Compensation Committee also administers the Company's 1993 Stock Option Plan, 1995 Stock Option Plan, MedPartners Incentive Compensation Plan and the 1997 Long Term Incentive Compensation Plan. The Compensation Committee consists of Messrs. Newhall, McDonald and Headrick. Mr. Headrick replaced Mr. McCourtney in September 1996. During 1996, there were two meetings of the Compensation Committee. See "Compensation Committee Report on Executive Compensation".

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange. Officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that during 1996, all of its officers, directors and greater-than-10% beneficial owners complied with Section 16(a) filing requirements applicable to them, except that Harold O. Knight, Jr. filed a Form 4 due March 10 late as a result of an exchange of shares that took place by operation of law and John J. Gannon filed his Form 3 late as a result of a difficult travel schedule.

             MEDPARTNERS 1997 LONG TERM INCENTIVE COMPENSATION PLAN

INTRODUCTION

     The Company's Board of Directors has adopted the MedPartners 1997 Long Term Incentive Compensation Plan (the "1997 Plan") for the Company's directors, executives and other key employees and certain consultants of the Company and its subsidiaries. The 1997 Plan is intended to advance the Company's interests by providing such persons with additional incentives to promote the success of the Company's business, to increase their proprietary interest in the success of the Company and to encourage them to remain in the Company's employ. Management believes that the 1997 Plan is a necessary tool to help the Company compete effectively with other enterprises for the services of new employees and to retain key employees and directors, all as may be required for the future development of the Company's business. Management intends for the 1997 Plan to complement the Company's 1993 Stock Option Plan (the "1993 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), and the Incentive

Compensation Plan (the "IC Plan") by making additional shares available for issuance pursuant to options granted under the 1997 Plan. See "Executive Compensation -- Stock Option Plans".

     It should be noted that each director, each nominee for director and each officer and employee of the Company has, by reason of being eligible to receive awards under the 1997 Plan, an interest in seeing that the 1997 Plan is adopted by the stockholders.

     Set forth below is a summary of all material features of the 1997 Plan. See "Executive Compensation -- Stock Option Plans" in this Proxy Statement for information with respect to stock options granted to certain directors and executives of the Company under the IC Plan, the 1993 Plan and the 1995 Plan.

NATURE OF AWARDS TO BE GRANTED PURSUANT TO THE 1997 PLAN

     The 1997 Plan provides for the grant of options intended to qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986 (the "Code") and non-qualified stock options ("NQSOs"). Options designated as ISOs by the Compensation Committee of the Board of Directors (the "Compensation Committee") will contain terms designed to comply with the provisions of Section 422(b). All options issued pursuant to the 1997 Plan and not expressly designated as ISOs shall be conclusively deemed to be NQSOs. The 1997 Plan also provides for Restricted Stock Awards.

COMMON STOCK SUBJECT TO THE 1997 PLAN

     The aggregate number of shares of Common Stock covered by the 1997 Plan is 6,725,000 shares. Under the terms of the 1997 Plan, the number of shares of Common Stock for which awards may be granted under such plan shall automatically increase on the first day of each calendar year during the term of the 1997 Plan, beginning with the 1998 calendar year, by an amount equal to 1% of the shares of Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of NQSOs or Restricted Stock under the 1997 Plan and not for the grant of ISOs. Notwithstanding the foregoing, the maximum number of shares of Restricted Stock that may be granted under the 1997 Plan shall be an amount equal to one-fifth of the total number of shares reserved for issuance under the 1997 Plan.

     Shares issued upon exercise of options or awards of Restricted Stock under the 1997 Plan may be either authorized but unissued shares or shares re-acquired by the Company. If, on or prior to the termination of the 1997 Plan, an award granted thereunder expires or is terminated for any reason without having been exercised or vested in full, the unpurchased or unvested shares covered thereby will again become available for the grant of awards under the 1997 Plan. Shares of Common Stock covered by options surrendered in connection with the exercise of other options shall not be deemed to have been exercised and shall again become available for the grant of awards under the 1997 Plan.

     The purchase price of the shares of Common Stock covered by each option granted under the 1997 Plan will be at least 100% of the fair market value, but in no event less than the par value, of the Common Stock at the time the option is granted. No option granted to any person who, at the time of such grant, owns, taking into account the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of the Company's stock or of the stock of any of its corporate subsidiaries, may be designated as an ISO unless at the time of such grant the purchase price of the shares of Common Stock covered by such option is at least 110% of the fair market value, but in no event less than the par value, of such shares. Notwithstanding any contrary provision contained in the 1997 Plan, the aggregate fair market value (determined as of the time each ISO is granted) of the shares of Common Stock with respect to which ISOs issued to any one person thereunder are exercisable for the first time during any calendar year shall not exceed $100,000.

     Awards of Restricted Stock under the 1997 Plan will be made at the discretion of the Compensation Committee and will consist of shares of Common Stock granted to a participant and covered by a Restricted Stock award agreement. At the time of an award, a participant will have the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions, subject to the restrictions set forth in the 1997 Plan and in the Restricted Stock award agreement. The shares will be legended and, at the option of the Company, may be held in escrow by the Company and may not be sold, transferred or disposed of until such restrictions have lapsed. Each award may be subject to a lapsing formula pursuant to which the restrictions on transferability lapse over a particular time period. The Compensation Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

     The 1997 Plan provides that the fair market value shall be deemed to be the closing sale price at which the shares of Common Stock were traded on the principal securities exchange on which the shares are traded on the date of the meeting of the Compensation Committee at which the award is granted, or if no sale of the Common Stock was made on any national securities exchange on such date, then on the next preceding day on which there was a sale of the Common Stock. The Common Stock is listed on The New York Stock Exchange.

ADMINISTRATION OF THE 1997 PLAN

     The 1997 Plan is administered by the Compensation Committee. The Compensation Committee has full and exclusive authority to determine the grant of awards under the 1997 Plan. Currently, Messrs. Newhall, McDonald and Headrick serve as the Compensation Committee.

PURCHASE OF COMMON STOCK UNDER THE 1997 PLAN

     Each award granted under the 1997 Plan shall be granted pursuant to and subject to the terms and conditions of an award agreement (an "Award Agreement") to be entered into between the Company and the awardholder at the time of such grant. Any such Award Agreement shall incorporate by reference all of the terms and provisions of the 1997 Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Compensation Committee.

     The expiration date of an award granted under the 1997 Plan shall be as determined by the Compensation Committee at the time of grant, provided that an ISO shall expire not more than ten years after the date such ISO is granted. Each award shall become exercisable or vested in whole, in part or in installments at such time or times as the Compensation Committee may prescribe and specify in the Award Agreement at the time the award is granted.

     In the event of a "Change in Control" (as defined below) of the Company, awards granted under the 1997 Plan which, by their terms, vest or are exercisable in installments, will become immediately exercisable or vested in full. A "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied (capitalized terms not otherwise defined herein are defined in the 1997 Plan):
(a) the acquisition by any Person of Beneficial Ownership of 20% or more of either (A) the then outstanding shares of Common Stock of the Company, or (B) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the selection of Directors; provided, however, that for purposes of this provision, the following transactions do not constitute a Change of Control: (1) any acquisition directly from the Company through a public offering of shares of Common Stock of the Company; (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c), below; (b) the cessation, for any reason, of the individuals who constitute the Company's Board of Directors as of the date hereof ("Incumbent Board") to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a Director following the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding any such individual whose initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of Directors to other actual or threatened solicitation of proxies or consents by or on behalf of Person other than the Company's Board of Directors; (c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Common Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transactions owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Common Stock and the outstanding voting securities of the Company, as the case may be; (B) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company's Board of Directors at the time of the execution of the initial agreement, or of the action of the Company's Board of Directors, providing for such Business Combination; or (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. These provisions of the 1997 Plan may have some deterrent effect on certain mergers, tender offers or other takeover attempts, thereby having some potential adverse effect on the market price of the Company's Common Stock.

     The exercise price for options granted under the 1997 Plan may be paid in any of the following ways, which may be combined for any given exercise: (a) the exercise price may be paid in cash or its equivalent; (b) the exercise price may be paid by tendering previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price for the options being exercised; or (c) subject to applicable requirements of the Exchange Act, the optionholder may deliver with his exercise notice irrevocable instructions to a broker to promptly deliver to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. In addition, with respect to optionholders who are subject to reporting requirements under Section 16(a) of the Exchange Act, the optionholder may surrender unexercised options having a "Spread" (as defined below) equal to the exercise price of the options sought to be exercised (together with (c) above, "Cashless Exercise"). For purposes of the 1997 Plan, "Spread" means, with respect to a surrendered option, (i) the average price per share of Common Stock on the date of exercise, less (ii) the exercise price of the surrendered option.

     Awards granted under the 1997 Plan shall be assignable or transferable by will or pursuant to the laws of descent and distribution or as otherwise specifically permitted by the Award Agreement or by the Committee, and options shall be exercisable during the awardholder's lifetime by the awardholder himself or herself or any permitted transferee. No holder of any option shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option prior to the purchase of such shares upon exercise of the option.

TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY OF OPTIONHOLDER

     Each option, to the extent it has not been previously exercised, shall terminate upon the earliest to occur of: (i) the expiration of the option period set forth in the Award Agreement; (ii) for ISOs, the expiration of three months following the Participant's retirement (following the Participant's Retirement, NQSOs shall terminate upon the expiration of the option period set forth in the Award Agreement); (iii) the expiration of 12 months following the Participant's death or disability; (iv) immediately upon termination for cause; or (v) the expiration of 90 days following the Participant's termination of employment for any reason other than cause, Change in Control, death, disability, or retirement. Upon a termination of employment related to a Change in Control, options shall be treated in the manner set forth in the Change of Control provisions.

     Upon a Participant's death, disability, or retirement, all Restricted Stock shall vest immediately. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested restricted shares following termination of the Participant's employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Compensation Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all shares of Restricted Stock issued pursuant to the 1997 Plan, and may reflect distinctions based on the reasons for termination of employment.

EXPIRATION, TERMINATION AND AMENDMENT OF THE 1997 PLAN

     The 1997 Plan may, at any time or from time to time, be terminated, modified, altered, suspended or amended by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee may, insofar as permitted by law, from time to time with respect to any shares of Common Stock at the time not subject to options or other awards, suspend or discontinue the 1997 Plan or revise or amend it in any respect whatsoever, except that, without approval of the stockholders of the Company, no such revision or amendment shall increase the number of shares available for grants of ISOs under the 1997 Plan or alter the class of participants in the 1997 Plan. Subject to the provisions described above, the Board of Directors or the Compensation Committee has the power to amend the 1997 Plan and any outstanding awards granted thereunder in such respects as the Board of Directors or the Compensation Committee shall, in its sole discretion, deem advisable in order to incorporate in the 1997 Plan or any such award any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or other statute, or rules or regulations of the Internal Revenue Service or other federal or state governmental agency enacted or promulgated after the adoption of the 1997 Plan. Any award outstanding under the 1997 Plan at the time of the 1997 Plan's termination shall remain in effect in accordance with its terms and conditions and those of the 1997 Plan.

     Notwithstanding the foregoing, neither the Board of Directors nor the Compensation Committee may cancel outstanding awards and issue substitute awards in replacement thereof or reduce the exercise price of any outstanding options.

FEDERAL TAX CONSEQUENCES

     The Company believes that the following generally summarizes the federal income tax consequences of awards under the Plan for participants and the Company. A participant will not be deemed to have received any income subject to tax at the time a stock option (including an ISO) or Restricted Stock award that is subject to conditions, restrictions or contingencies is awarded, nor will the Company be entitled to a tax deduction at that time. When a stock option (other than an ISO) is exercised, the participant will be deemed to have received an amount of ordinary income equal to the excess of the fair market value of the shares purchased over the exercise price. The income tax consequences of Restricted Stock Awards will depend on how the awards are structured, but generally, a participant will be deemed to have ordinary income at the time a Restricted Stock Award is distributed to him free of all conditions, restrictions and contingencies. In each case, the Company will be allowed a tax deduction in the year and in an amount equal to the amount of ordinary income that the participant is deemed to have received.

     If an ISO is exercised by a participant who satisfies certain employment requirements at the time of exercise, the participant will not be deemed to have received any income subject to tax at such time, although the excess of the fair market value of the common stock so acquired on the date of exercise over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. Section 422 of the Code provides that if the Common Stock is held at least one year after the exercise date and two years after the date of grant, the participant will realize a long-term capital gain or loss upon a subsequent sale, measured as the difference between the exercise price and the sales price. If Common Stock acquired upon the exercise of an ISO is not held for one year, a "disqualifying disposition" results, at which time, the participant is deemed to have received an amount of ordinary income equal to the lesser of (a) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or (b) the excess of the amount realized on the disposition of the shares over the exercise price. If the amount realized on the "disqualifying disposition" of the Common Stock exceeds the fair market value on the date of exercise, the gain on the excess of the ordinary income portion will be treated as a capital gain. Any loss on the disposition of Common Stock acquired through the exercise of an ISO is a capital loss. No income tax deduction will be allowed to the Company with respect to shares of Common Stock purchased by a participant through the exercise of an ISO, provided there is no "disqualifying disposition" as described above. In the event of a "disqualifying disposition", the Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

NEW PLAN BENEFITS

     No awards have been granted under the 1997 Plan.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the votes cast on this proposal at the Annual Meeting, provided the votes cast on the proposal represent over 50% in interest of the Common Stock entitled to vote on the proposal, will be necessary for stockholder approval of the 1997 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the adoption of the 1997 Plan.

                          EMPLOYEE STOCK PURCHASE PLAN

PURPOSE AND NATURE OF THE PLAN

     The Board of Directors of the Company adopted and approved the MedPartners, Inc. Employee Stock Purchase Plan (the "Plan") to offer eligible Employees an opportunity to purchase shares of the Company's Common Stock on a more advantageous basis than would otherwise be available, thereby increasing their interest in the Company. Subject to the approval of the Plan by the Company's stockholders, the Plan became effective on January 1, 1997. The Plan will remain in effect until all of the shares of Common Stock reserved for issuance under the Plan have been issued and balances in Participating Employees' contribution accounts, established on behalf of employees opting to participate to which contributions are credited ("Contribution Accounts") have been distributed, unless earlier terminated by the Board.

     The Company intends for the Plan, designed to be an "employee stock purchase plan" within the meaning of Section 423 of the Code, to provide an additional financial savings vehicle for MedPartners' employees. The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

ADMINISTRATION

     The Plan will be administered by the Board, although the Company's Human Resources Department and the Administration Agent will operate the Plan on a day-to-day basis and the Brokerage Agent will manage the brokerage accounts set up on behalf of the eligible employee opting to participate in the Plan ("Participating Employees") following purchases of Common Stock under the Plan.

SHARES SUBJECT TO THE PLAN

     The Company has reserved 5,000,000 shares of Common Stock for issuance under the Plan. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, exchange or other change in the corporate structure or capitalization affecting the Common Stock, the number of shares which are subject to the Plan will be equitably adjusted by the Board, in its sole discretion, to preserve the value of benefits under the Plan.

ELIGIBILITY AND PARTICIPATION

     Eligibility. Subject to the limits on contribution under the tax laws as described below, every Employee of the Company and its subsidiaries who has been employed by the Company or a subsidiary for at least the 60 consecutive days preceding the Effective Date of his or her enrollment in the Plan may participate.

     Under the Plan and Section 423 of the Code, no Employee may participate (through contributions or purchases) in the Plan if, giving effect to such participation, the Employee would own 5% or more of the combined voting power or equity value of the Company. Nor may an Employee participate at a rate that exceeds $25,000 in fair market value (as determined under such section) of Common Stock in a calendar year. Notably, participation in all Section 423 plans of an employer and its subsidiaries must be included in applying this $25,000 limit; as a result, participants in Caremark's Qualified Employee Stock Purchase ("CareShares") Plan may be limited in their ability to participate, or in the extent of their participation, in the Plan. Representatives of the Company and Aon Consulting, Inc., the administration services firm selected by the Board to provide administrative services with respect to the Plan ("Administration Agent") will be able to assist CareShares participants with their questions regarding participation in the Plan.

     Enrollment. Subject to stockholder approval of the Plan, Eligible Employees could enroll in the Plan effective January 1, 1997 or, pursuant to the period during which the Administration Agent processed enrollments ("Extended Enrollment Period"), effective February 1, 1997. Enrollment in the Plan is for one year from the first day of the calendar quarter following an employee's timely election to participate in the Plan ("Effective Date") following enrollment, except that the initial Employee Plan Year for those who enrolled during the Extended Enrollment Period will be the 11-month period from February 1, 1997 through December 31, 1997 ("Employee Plan Year"). Following February 1, 1997, for so long as the Plan remains in effect, eligible employees may enroll effective as of the commencement of any calendar quarter; however, Participating Employees may enroll in only one Employee Plan Year at a time. Following such year, the Participating Employee's enrollment will be automatically rolled over for an additional Employee Plan Year unless discontinued in the manner described below.

DEDUCTIONS, MODIFICATIONS AND PLAN WITHDRAWAL

     Upon enrollment, a Participating Employee must authorize a payroll deduction from each paycheck during the Employee Plan Year in an amount not less than $5.00 nor more than $800.00 per pay period (the "Contribution Rate"). Deductions are made with after-tax dollars, directly from payroll and after the withholding of applicable taxes. The minimum and maximum amounts may be adjusted by the Company at any time, in its discretion, for the sake of administrative convenience or to ensure compliance with the provisions of Section 423 of the Code.

     Payroll deductions at the selected Contribution Rate begin on the first pay date following the Effective Date of the Participating Employee's enrollment in the Plan, and will be allocated to the contribution account administered on the Participating Employee's behalf by the Administration Agent (the "Contribution Account"). No interest will accrue or be paid on any amounts contributed under the Plan. Participating Employees may call the Administration Agent at its toll-free number to obtain information regarding their Contribution Accounts and the balances in such accounts.

     Participating Employees may reduce (but not increase) their Contribution Rate or choose to discontinue contributions under the Plan at any time during their Employee Plan Year by calling the Administration Agent at the toll-free number provided above. The modification or discontinuation will be implemented as soon as administratively feasible following such call. A Participating Employee who discontinues contributions may choose to remain in the Plan and have the already-contributed balance in his or her Contribution Account applied to purchases of Common Stock on The New York Stock Exchange's last trading date during an Employee Plan Year ("Purchase Date"), or to withdraw from the Plan and have the balance in his or her Contribution Account returned. The Company will reimburse employees withdrawing from the Plan through payroll as soon as administratively feasible. An employee who has discontinued payroll deductions under the Plan may not resume contributions during such person's Employee Plan Year, and an Employee who has withdrawn from the Plan may not re-enroll until such person's Employee Plan Year has expired.

PURCHASES UNDER THE PLAN

     On the "Purchase Date," the balance in the Participating Employee's Contribution Account will be applied to purchase the maximum number of whole shares of Common Stock possible at the discounted issue price ("Issue Price"). The Issue Price for a share of Common Stock will be the lesser of 85% of the Market Price on the Purchase Date, or 85% of the Market Price on the first trading date of an Employee Plan Year. The Market Price means the closing sale price, as of any measurement date, of a share of Common Stock as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or, if the Common Stock is no longer traded on the New York Stock Exchange, on the exchange on which it is traded or as reported by an applicable automated quotation system). There is no commission charged to Participating Employees for purchases under the Plan.

     The shares of Common Stock purchased on behalf of a Participating Employee under the Plan will be deposited in a brokerage account opened on the participant's behalf and maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, the registered broker-dealer selected by the Board to Administer the brokerage accounts of Participating Employees ("Brokerage Agent"). Participating Employees will receive quarterly statements from the Brokerage Agent detailing the number of shares credited to their accounts; in addition, Participating Employees may obtain information regarding their purchased shares via a toll-free telephone service which will be maintained by the Brokerage Agent.

     Once shares have been purchased, Participating Employees will be entitled to all of the voting and other rights that holders of Common Stock enjoy. The Brokerage Agent will transmit all proxy material and other reports furnished by the Company to its stockholders to Participating Employees, and will vote the shares of Common Stock on behalf of Participating Employees in accordance with their instructions.

SALES OF STOCK PURCHASED UNDER THE PLAN

     To sell some or all of the shares of Common Stock which they have purchased under the Plan, Participating Employees contact the Brokerage Agent through its toll-free telephone service. Following a sale, the Brokerage Agent will mail the Participating Employee a check for the proceeds, less brokerage fees and commissions, as soon as administratively feasible. Brokerage fees and commissions charged by the Brokerage Agent to participants in the Plan will be lower than the Brokerage Agent's standard fees and commissions, but Participating Employees are urged to inquire about what fees and commissions to expect before initiating a sale. Selling shares under the Plan does not affect a Participating Employee's on-going contributions under or participation in the Plan.

RESTRICTIONS ON THE TRANSFER OF RIGHTS UNDER THE PLAN AND PURCHASED SHARES

     The right of an eligible Employee to participate in the Plan and to purchase shares of Common Stock under the Plan may not be transferred or assigned.

     Any person who is not an "affiliate" of the Company and purchases shares of Common Stock under the Plan may generally resell such stock without restriction. Persons who are "affiliates" of the Company within the meaning of applicable securities laws and regulations (for example, control persons and certain officers, including, in some cases, certain officers and directors of subsidiaries of the Company) may only sell shares of Common Stock pursuant to the volume and certain other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or by complying with the registration requirements of the Securities Act. While such an affiliate need not comply with the holding period limitations of Rule 144, and thus is free under Rule 144 to resell shares of Company Common Stock immediately upon purchase, the volume, manner of sale and notice provisions of Rule 144 are applicable to any resale of Common Stock. In addition, Section 16 of the Exchange Act may limit affiliates' right to resell shares or impose reporting obligations upon any such resale. All such persons should consult the Company's counsel concerning their status as affiliates and the applicability of Rule 144 and Section 16 before selling any Company Common Stock.

TAX CONSIDERATIONS

     In general, Participating Employees will not owe any additional taxes (contributions under the Plan are in after-tax dollars) upon the purchase of shares of Common Stock under the Plan. The tax consequences resulting from the sale or other disposition of such shares depends in large part upon whether the seller has held the shares for the required holding period under the Code. The required holding period is the longer of two years from enrollment or one year from purchase. In addition, Participating Employees must consider the applicability of state income taxes, which vary from state to state.

     Shares Sold Within the Holding Period. Generally, under present law, if a Plan participant sells shares prior to the expiration of the holding period, such person will recognize ordinary income in the amount of the difference between his or her actual purchase price and the fair market value of the stock on the Purchase Date. This amount will be reported by the Company on such person's W-2 form as ordinary income. Any further profit will likely be taxable as a short-term capital gain. In the event of a loss, the Plan participant must still recognize ordinary income on the aforementioned discount at purchase; the loss will be treated as a capital loss.

     Shares Sold After the Holding Period. Generally, under present law, if a Plan participant sells shares after the holding period, such person will recognize ordinary income on the lesser of (i) the fair market value of the stock on the first trading date following the Effective Date of such person's enrollment minus his or her actual purchase price or (ii) the fair market value of the stock at disposition (generally, the sale price) minus such person's actual purchase price. Any further profit will likely be taxable as a long-term capital gain. If a Plan participant has held purchased stock for the requisite holding period and sells at a loss, then such person should not recognize any ordinary income, and the loss will be treated as a capital loss.

     Reporting and Consequences for the Company. The Company will report the ordinary income on sales of shares within the holding period on the Participating Employee's W-2 form, and the Company will receive a compensation deduction for such amounts. All other tax reporting (e.g., capital gains within the holding period, and ordinary income and capital gains after the holding period) will be the responsibility of the individual participant. Under current law, stock must be held for more than one year to receive long-term capital gain or loss treatment. The Company will not receive any deduction for purchases or sales under the Plan other than the compensation deduction resulting from dispositions within the holding period.

CHANGES IN STATUS AFFECTING ELIGIBILITY

     Only Employees of the Company and its subsidiaries may participate in the Plan. Upon the termination of a Participating Employee's employment, for any reason (including, without limitation, death, permanent disability or retirement), such person's participation in the Plan will be deemed discontinued and payroll deductions credited to his or her Contribution Account will be returned to him or her as promptly as administratively feasible.

     If a Participating Employee temporarily leaves the employ of the Company or a subsidiary by reason of leave of absence, temporary lay-off or temporary disability, he or she may continue participating in the Plan for up to 180 days. During the continuation period, the Participating Employee must make regular payments to the Administration Agent (in lieu of payroll deductions) at his or her chosen Contribution Rate. If a Purchase Date occurs during the continuation period, the balance in the participant's Contribution Account will be applied to the purchase of shares. However, if the Participating Employee has not resumed employment after 180 days, he or she will be treated as having withdrawn from the Plan as of that date, and the balance in the Contribution Account will be returned as soon as administratively feasible.

DEFINITIONS

     "Administration Agent" means Aon Consulting, Inc., the administration firm selected by the Board to provide administrative services with respect to the Plan.

     "Brokerage Agent" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, the registered broker-dealer selected by the Board to administer the brokerage accounts of Participating Employees.

     "Common Stock" shall mean the Company's Common Stock, par value $.001 per share.

     "Contribution Account" refers to an account established on behalf of a Participating Employee to which contributions under the Plan are credited.

     A Participating Employee's "Contribution Rate" is the amount selected by the Participating Employee to be contributed by payroll deduction to his or her Contribution Account.

     The "Effective Date" of the Plan is January 1, 1997. The "Effective Date" of a particular Employee's enrollment in the Plan is the first day of the calendar quarter following such Employee's timely election to participate in the Plan (except that February 1, 1997 is the Effective Date of enrollment for those who enrolled during the Extended Enrollment Period).

     "Employee" means any person who is employed by the Company or a subsidiary of the Company.

     "Employee Plan Year" refers to the 12-month period following the Effective Date of a Participating Employee's enrollment in the Plan (except that the initial Employee Plan Year for Employees who enrolled during the Extended Enrollment Period is the 11-month period from February 1, 1997 to December 31,
1997).

     The "Extended Enrollment Period" refers to the period during which the Administration Agent processed enrollments to become effective February 1, 1997.

     "Issue Price" refers to the purchase price of shares of the Company's Common Stock to be charged to a Participating Employee on the Purchase Date.

     "Market Price" means the closing sale price of a share of Common Stock for the day upon which the Market Price is to be determined as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or, if the Common Stock is no longer traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system).

     "Participating Employee" means any eligible Employee opting to participate in the Plan.

     "Purchase Date" is The New York Stock Exchange's last trading date during an Employee Plan Year.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the votes cast on this proposal at the Annual Meeting, provided the votes cast on the proposal represent over 50% in interest of the Common Stock entitled to vote on the proposal, will be necessary for stockholder approval of the MedPartners Employee Stock Purchase Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the adoption of the MedPartners Employee Stock Purchase Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICER COMPENSATION

     Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to the Company in all capacities during the years ended December 31, 1996, 1995 and 1994, for the Chief Executive Officer and the four other most highly compensated executive officers of the Company or its subsidiaries whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                     ANNUAL COMPENSATION             COMPENSATION
                                            --------------------------------------      AWARDS
                                                                         OTHER       ------------
                                                                         ANNUAL       SECURITIES     ALL OTHER
        NAME AND PRINCIPAL                                            COMPENSATION    UNDERLYING    COMPENSATION
           POSITION HELD             YEAR   SALARY ($)   BONUS ($)       ($)(1)      OPTIONS (#)        ($)
        ------------------           ----   ----------   ----------   ------------   ------------   ------------
Larry R. House(2)..................  1996    $717,852    $1,786,429           --      2,700,000(6)   $  25,000(8)
  Chairman of the Board,             1995     349,908       600,000           --        828,000         28,335
  President and Chief Executive      1994     335,000            --           --        457,000         25,474
  Officer
Mark L. Wagar(3)...................  1996     350,002       579,674           --        700,000(7)      32,516(8)
  President -- Western Operations    1995     346,601            --           --        250,000         30,485
James G. Connelly, III(4)..........  1996     383,852     2,883,981(5)   $ 74,400       230,000        417,120(8)
  President -- Caremark
Kristen E. Gibney(4)...............  1996     330,147     2,153,582(5)    620,200       175,000        427,566(8)
  Vice President -- Caremark
Michelle J. Hooper(4)..............  1996     253,641     1,318,713(5)         --       100,000        184,448(8)
  Vice President -- Caremark

---------------

 (1) Dollar value of perquisites was less than the lesser of $50,000 or 10% of total salary and bonus for each Named Executive Officer.

 (2) Pursuant to a reimbursement agreement, the Company paid HEALTHSOUTH the sum of $150,195 as reimbursement for services rendered by Mr. House from January 1, 1994 to August 31, 1994, when the agreement terminated. See
     "-- Compensation Committee Interlocks and Insider Participation".

 (3) Mr. Wagar commenced employment on November 28, 1995, at the time of the MME Acquisition. The table includes all compensation paid to him in 1995.

 (4) These Named Executive Officers commenced employment on September 5, 1996, at the time of the Caremark Acquisition. The table includes all compensation paid to them in 1996.

 (5) Bonuses for these Named Executive Officers include the following amounts:
     Mr. Connelly -- $2,707,968 retention bonus; Ms. Gibney -- $1,962,174 retention bonus and $55,800 restricted stock option; Ms.
     Hooper -- $1,127,305 retention bonus and $55,800 restricted stock option.

 (6) Includes 500,000 options originally granted in 1995 and repriced in 1996, and 600,000 options granted in 1996 but effectively cancelled by subsequent repricing.

 (7) Includes 250,000 options originally granted in 1995 and repriced in 1996, and 150,000 options granted in 1996 but effectively cancelled by subsequent repricing.

 (8) Other compensation shown for the Named Executive Officers in 1996 includes contributions by the Company in the following amounts: Mr. House -- $25,000 split dollar life insurance; Mr. Wagar -- $25,000 split dollar life insurance, $6,766 long term disability insurance and $750 401(k) plan; Mr. Connelly -- $10,357 split dollar life insurance, $11,124 life insurance, $21,946 401(k) plan and $373,693 non-qualified pension plan; Ms.
     Gibney -- $4,916 split dollar life insurance, $17,919 401(k) plan and $404,731 non-qualified pension plan; and Ms. Hooper -- $2,994 split dollar life insurance, $15,384 401(k) plan and $166,070 non-qualified pension plan.

     Option Grants in 1996. The following table contains information concerning the grant of stock options under the Stock Option Plans (as defined) to the Named Executive Officers in 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                      INDIVIDUAL GRANTS                                 ANNUAL RATES
                               ----------------------------------------------------------------        OF STOCK PRICE
                                   NUMBER OF        PERCENT OF TOTAL                                  APPRECIATION FOR
                                   SECURITIES       OPTIONS GRANTED    EXERCISE OR                     OPTION TERM(2)
                               UNDERLYING OPTIONS     TO EMPLOYEES     BASE PRICE    EXPIRATION   -------------------------
NAME                             GRANTED (#)(1)      IN FISCAL YEAR      ($/SH)         DATE        5% ($)        10% ($)
----                           ------------------   ----------------   -----------   ----------   -----------   -----------
Larry R. House...............        500,000(3)(4)         4.4%          $16.625      11/21/05    $ 4,791,434   $11,911,841
                                     600,000(3)(5)         5.3            25.750       4/10/06
                                                                                                    9,716,422    24,623,321
                                     600,000(3)(6)         5.3            16.625       4/10/06
                                                                                                    6,046,764    15,197,843
                                   1,000,000(3)            8.9            16.625       7/24/06
                                                                                                   10,455,373    26,495,968
Mark L. Wagar................        150,000(4)            1.3%          $16.625      11/29/05    $ 1,441,636   $ 3,586,240
                                     100,000(3)(4)         0.9            16.625      11/29/05
                                                                                                      961,091     2,390,827
                                     150,000(5)            1.3            25.750       4/10/06
                                                                                                    2,429,106     6,155,830
                                     150,000(6)            1.3            16.625       4/10/06
                                                                                                    1,511,691     3,799,461
                                     150,000               1.3            16.625       7/24/06
                                                                                                    1,568,306     3,974,395
James G. Connelly, III.......        230,000               2.0%          $19.875        9/5/06    $ 2,874,835   $ 7,285,395
Kristen E. Gibney............        175,000               1.6%          $19.875        9/5/06    $ 2,187,374   $ 5,543,235
Michele J. Hooper............        100,000               0.9%          $19.875        9/5/06    $ 1,249,928   $ 3,167,563

---------------

(1) The vesting of each option is cumulative and no vested portion expires until the expiration of the option. Unless otherwise noted, options vest at the rate of 20% per year over a 5-year period beginning on the original grant date.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) or its time of repricing (remaining term), as applicable. It is calculated by assuming that the stock price on the date of grant or repricing appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3) These options are 100% vested.

(4) These options were originally granted in 1995, but were repriced in 1996. See "Repricing of Outstanding Options".

(5) These options were granted in 1996, but were effectively cancelled by subsequent repricing. See "Repricing of Outstanding Options".

(6) These options are the repriced options that effectively replaced options granted earlier in 1996. See "Repricing of Outstanding Options".

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table provides information with respect to options exercised by the Named Executive Officers during 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                                    VALUE OF
                                                                                                   UNEXERCISED
                                                                  NUMBER OF SECURITIES            IN-THE-MONEY
                                                                 UNDERLYING UNEXERCISED            OPTIONS AT
                                                                  OPTIONS AT FY-END(#)            FY-END($)(1)
                                SHARES ACQUIRED      VALUE      -------------------------   -------------------------
             NAME               ON EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----               ---------------   -----------   -------------------------   -------------------------
Larry R. House................       55,000       $1,694,000                2,428,000/  --              $11,532,500/$       --
Mark L. Wagar.................           --       $       --                  220,000/330,000           $   907,500/$1,361,250
James G. Connelly, III........           --       $       --                  610,465/184,000           $ 5,401,324/$  161,000
Kristen E. Gibney.............       47,388(2)    $  620,200                  211,236/  --              $ 1,408,721/$       --
Michele J. Hooper.............           --       $       --                  213,170/ 80,000           $ 1,588,429/$   70,000

---------------

(1) Based on December 31, 1996 closing price for MedPartners Common Stock of $20.75.

(2) Includes options to purchase shares of Caremark exercised prior to the Caremark Acquisition and gives effect to the exchange ratio of 1.21 shares of MedPartners Common Stock for each share of Caremark.

DIRECTOR COMPENSATION

     Officers of the Company do not receive any additional compensation for serving as members of the Board or any of its committees. Effective January 1, 1996 and prior to July 25, 1996, non-employee directors were paid directors' fees of $2,500 for each meeting of the Board of Directors attended in person, $500 for each meeting of the Board of Directors attended by phone, and $1,000 for each meeting of the Audit Committee or the Compensation Committee attended in person. Directors were reimbursed for travel costs and other out-of-pocket expenses incurred in attending each meeting of the Board of Directors or one of its committees. In addition, non-employee directors received an annual grant of stock options for 10,000 shares of the Company's Common Stock under the Stock Option Plans (as hereinafter defined). Such options vest in 20% increments and expire ten years after the grant date. The exercise price of such options was determined by the closing price of the Company's Common Stock on the NYSE on the date of the option grant. Effective July 26, 1996, non-employee directors were paid directors' fees of $3,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended by phone, and $1,000 for each meeting of the Audit Committee or the Compensation Committee attended in person. In addition, non-employee directors receive an annual grant of stock options for 25,000 shares of the Company's Common Stock under the Stock Option Plans. In July 1996, each of Messrs. Kramer, McCourtney, McDonald, Mullikin, Newhall, Scrushy and Striplin were granted an option to purchase 10,000 shares of Common Stock, all at an exercise price of $16.625 per share, the market price on the grant date. See "Executive Officer Compensation and Other Matters -- Option Grants in 1996". Dr. Lopez was granted an option to purchase 30,000 shares of Common Stock in April 1996 (repriced in July 1996) and 35,000 shares of Common Stock in September 1996, which shares have an exercise price of $16.625 per share and $19.875 per share, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Newhall, McCourtney and McDonald served on the Compensation Committee of the Board of Directors of the Company in 1996, until Mr. Headrick replaced Mr. McCourtney in September 1996. Mr. House served on the Compensation Committee until February 1996.

     In connection with the MME Acquisition, the Company entered into a Termination and a Consulting Agreement with Mr. McDonald. Under the Termination Agreement, Mr. McDonald's employment agreement with MME was terminated in consideration for which Mr. McDonald received a lump sum payment of $796,000, continuation of certain fringe benefits and perquisites under the former employment agreement for 36 months, access to an office and support staff until death or disability, payments from the Company and a trust set up by the Company to fund the remainder of MME's pension obligations to Mr. McDonald, and payment of all health and medical care (including prescriptions) for Mr. McDonald for the remainder of his life through a Company-sponsored health insurance plan. Under the five-year Consulting Agreement, Mr. McDonald will receive in consideration for his services a consulting fee of $2,230,000, to be paid over the term of the agreement with an initial payment of $669,000 on November 29, 1995, and equal payments of $390,250 on each anniversary of such date, access to an office and support staff and certain other benefits. See "Certain Relationships and Related Transactions -- MME Acquisition Agreements".

INCENTIVE COMPENSATION PLANS

     The Company has the 1993 Plan, the 1995 Plan, the IC Plan (the 1993 Plan, the 1995 Plan, and the IC Plan are herein referred to together as the "Stock Option Plans") and the 1997 Plan described under "MedPartners 1997 Long Term Incentive Compensation Plan". The objectives of the Stock Option Plans are to attract and retain qualified personnel, to provide incentives to employees, officers and directors of the Company and to promote the success of the Company. A total of 1,555,000 shares of Common Stock, including 1,055,000 shares of Common Stock for issuance upon the exercise of options granted to officers, directors, consultants and employees of the Company and 500,000 shares of Common Stock for issuance upon the exercise of options issued in connection with the acquisition of the assets of physician practices, are covered by the 1993 Plan. A total of 8,687,941 shares of Common Stock are covered by the 1995 Plan. Additionally the 1995 Plan includes a provision whereby the number of shares of the Company's Common Stock for which options may be granted under the 1995 Plan shall automatically increase on the first trading day of each calendar year during the term of the 1995 Plan by an amount equal to 1% of the shares of the Company's Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of NQSOs and not for the grant of ISOs. A total of 13,771,964 shares of Common Stock are covered by the IC Plan. The Stock Option Plans authorize the grant of options to purchase Common Stock intended to qualify as ISOs under Section 422 of the Code, and the grant of NQSOs. The IC Plan also provides for Restricted Stock Awards.

     The Company's Board of Directors has adopted the 1997 Plan for the Company's Directors, executives and other key employees of the Company and its subsidiaries and certain Affiliates. The 1997 Plan is intended to advance the Company's interests by providing such persons with additional incentives to promote the success of the Company's business, to increase their proprietary interest in the success of the Company and to encourage them to remain in the Company's employ. Management believes that the 1997 Plan is a necessary tool to help the Company compete effectively with other enterprises for the services of new employees and to retain key employees and Directors, all as may be required for the future development of the Company's business. Management intends for the 1997 Plan to complement the Company's Stock Option Plans by making additional shares available for issuance pursuant to options granted under the 1997 Plan. See "1997 Long Term Incentive Compensation Plan".

     As of March 1, 1997, the Company had outstanding options at exercise prices ranging from $0.20 to $16.625 to acquire 636,115 shares of Common Stock under the 1993 Plan. At the same date, there were outstanding options under the 1995 Plan to acquire 8,399,560 shares of Common Stock at exercise prices ranging from $12.00 to $23.00 per share. At the same date, there were outstanding options under the IC Plan to acquire 9,967,178 shares of Common Stock at exercise prices ranging from $5.331 to $23.375 per share.

401(K) PLANS

     The Company has the MedPartners, Inc. and Subsidiaries Employee Retirement Savings Plan (the "MedPartners Plan"). The MedPartners Plan is a Code Section 401(k) plan which requires, subject to certain limited exceptions, the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked, to become a participant in the plan. The Company, in its sole discretion, may contribute an amount which it designates as a discretionary employer contribution to all non-highly compensated and all non-key employees. In years for which the MedPartners Plan is "top-heavy" (as defined in the Code), a participant is entitled to the top heavy minimum allocation if the participant was employed by the Company on the last day of the MedPartners Plan year, unless the employee is a key employee. Participants in the MedPartners Plan may elect to contribute from 2% to 15% of their gross compensation subject to annual Code limitations.

     Effective November 28, 1989, MME's principal professional corporation and Pioneer Hospital adopted the Savings and Salary Deferral Plan (the "Mullikin Plan"), which the Company has assumed. MME adopted the Mullikin Plan retroactively to January 1, 1994 and assumed the administration responsibility of the Mullikin Plan. The Mullikin Plan is also a Code Section 401(k) plan which requires, subject to certain limited exceptions, the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked to become a participant in the plan. Participants in the Mullikin Plan may elect to contribute from 1% to 20% of their gross compensation, subject to annual Code limitations. The Company will make a minimum matching contribution of 50% of the first 3% of salary deferred into the Mullikin Plan, up to a maximum of $750 for any Mullikin Plan year.

     In addition to these Plans, certain of the employee retirement plans of various of the entities acquired during 1995 have been or will be merged into the MedPartners Plan or the Mullikin Plan, while others may continue as prior to the acquisition. The Company continues to investigate the feasibility of the combination of the MedPartners Plan and the Mullikin Plan consistent with applicable law and regulations and its desire to provide a comprehensive benefit package for all employees.

STOCKHOLDER RETURN COMPARISON

     Below is a line graph comparing the closing price of the Company's Common Stock, the Standard & Poor's 500 (S&P 500) Index and a peer group index ("PPMS"). PPMS includes AHI Health Systems, American Oncology Resources, Apogee, Inc., Coastal Physician Group, Inc., EmCare Holdings, Inc., Inphynet Medical Management Inc., MedPartners, Inc., Occusystems, Inc., Pediatrix Medical Group, Inc., PHP Healthcare Corp., Phycor, Inc., Physician Reliance Network, Phymatrix Corp., Physician Resource Group and Sheridan Healthcare, Inc. The closing prices for each over the last 12 months is included. The Company selected these companies for the peer group based on the nature of such companies' businesses. The following graph assumes $100 invested on February 28, 1995 (the closing date of the Company's initial public offering) in the Company's Common Stock and in each of the indices represented.

         Measurement Period                  MDM               S&P 500
       (Fiscal Year Covered)                                                         PPMS
28-Feb-95                                          100.0               100.0               100.0
31-Mar-95                                          126.4               102.7               118.6
30-Jun-95                                          110.0               111.8               106.8
29-Sep-95                                          180.0               119.9               153.4
29-Dec-95                                          188.6               126.4               160.8
29-Mar-96                                          162.9               132.4               158.3
28-Jun-96                                          119.3               137.6               160.2
30-Sep-96                                          130.0               141.0               148.8
31-Dec-96                                          118.6               152.0               121.6
28-Feb-97                                          125.7               162.3               124.1

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

     The Compensation Committee (the "Compensation Committee"), consists of Charles W. Newhall III, John S. McDonald and Roger L. Headrick. The Compensation Committee is charged by the Board of Directors with establishing a compensation plan which will enable the Company to compete effectively for the services of qualified officers and key employees, to give such employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize such employees' success in achieving both qualitative and quantitative goals for the benefit of the Company and its stockholders. The Compensation Committee makes recommendations as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for the Company as a whole.

  Compensation Philosophy and Policies for Executive Officers

     As its first principle, the Compensation Committee believes that executives of the Company should be rewarded based upon their success in meeting the Company's operational goals, improving its earnings, establishing its leadership role in the healthcare field, and generating returns for its stockholders, and the Compensation Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success. The Compensation Committee recognizes that the demand for executives with expertise and experience in the healthcare and physician practice management fields is intense. In order to attract and retain qualified persons, the Compensation Committee believes that the Company must offer current compensation at levels consistent with other publicly-held healthcare and physician practice management companies. In addition, the Compensation Committee believes that it is in the best interests of the Company's stockholders to offer its executives meaningful equity participation in the Company in order that those executives' interests will be aligned with those of the Company's stockholders. The Compensation Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating the Company's executives to meet both long-term and short-term goals.

     The Company's compensation program has two distinct elements: base salary; and incentive compensation, including both cash incentive compensation and equity-based compensation. These elements are discussed below.

     Base Salary: While the demand for experienced managers in the healthcare and PPM services fields continues to grow, the Company has been very successful in attracting and retaining key executives. The Company believes that its compensation package is instrumental in such success. The Compensation Committee endeavors to establish base salary levels for those key executives that are consistent with those provided for similarly situated executives of other publicly-held healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with the Company. In establishing such levels, the Company considers compensation for executives of other publicly-held providers of physician practice management services, such as Phycor, Inc., as well as other publicly-held healthcare companies, such as Columbia/HCA and Tenet Healthcare Corporation. The Company does not maintain a reference record of where its compensation stands with respect to such other companies. However, the Compensation Committee and the Board of Directors take such levels of compensation into account in determining appropriate levels of compensation for the Company's executives.

     Incentive Compensation: In addition to base salary, the Compensation Committee recommends cash incentive compensation for executives of the Company, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. Individual incentive bonuses are not determined in a formulary manner, but are determined on a basis that takes into account each executive's success in achieving standards of performance, which may or may not be quantitative, established by the Board of Directors and such executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. In addition to the annual bonus review, the Compensation Committee also believes that exceptional performance by an executive related to specific projects or goals set by the Board of Directors and senior management should be rewarded with special cash bonuses that are awarded from time-to-time as circumstances indicate.

     In addition to cash incentive compensation, as a growth company, the Company has utilized equity-based compensation since inception, in the form of stock options, as a tool to encourage its executives to work to meet the Company's operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to the Company's success in enhancing its market value over time, the Committee feels that its stock option programs have been very effective in aligning the interests of management and stockholders.

     The Compensation Committee determines stock option grants and other awards valued in whole or in part by reference or otherwise based on the Common Stock of the Company. Under the Company's various incentive compensation plans, all of which are described above under "Executive Compensation and Other Information -- Incentive Compensation Plans". Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to the Company's results of operations. Awards are also used to provide an incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities. In evaluating award grants, the Compensation Committee considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in the Company is a strong motivation for the Company's executives to pursue the long-term interests of the Company and its stockholders, and promotes longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of the Company is set forth elsewhere in this Proxy Statement.

  Section 162(m) of the Internal Revenue Code

     The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly-traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during that corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of Section 162(m) of the Code. Various criteria must be satisfied to meet the "performance based" standard including, among others, arbitrary requirements to determine whether members of the Board of Directors' Compensation Committee are "outside" directors and limitations regarding the maximum number of shares subject to option that can be awarded under any option plan to an executive during a specified time.

     The Compensation Committee and the Board of Directors have made a decision not to satisfy all the criteria of Section 162(m) at this time because both the Board of Directors and the Compensation Committee believe such a decision would not be in the best interests of the Company's stockholders. In the Compensation Committee's view, the restrictions on Board and Compensation Committee discretion contained in Section 162(m) and the regulations promulgated thereunder run counter to good corporate governance. The Compensation Committee believes that good corporate governance requires board compensation committees to exercise their discretion based on informed judgment after careful review of competitive performance. The Compensation Committee thinks it is inappropriate to regulate executive compensation levels through tax policy or legislative intervention. Such intervention typically steers compensation determinations toward a more formulistic approach that overlooks the important role that judgment and discretion have in the process. The Compensation Committee believes, moreover, that in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgement of the Compensation Committee members in addition to factors that may be objectively quantified. While the preservation of tax deductibility of all compensation is an important consideration, the Compensation Committee believes that it is also important that the Company retain the flexibility to reward superior effort and accomplishment even where all compensation may not be fully deductible. The Compensation Committee also notes that, to the extent such compensation consists of options which are ISOs (and most of the options granted by the Company are), no tax deduction is available to the Company in any event. The Compensation Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interest of the Company's stockholders. A portion of Mr. House's compensation paid with respect to 1996 will not be deductible. The Company believes that all other compensation paid to executive officers will be deductible to the same extent that would have prevailed had the Company met all the requirements for deductibility under Section 162(m).

  Repricing of Outstanding Options

     The Compensation Committee and the Board of Directors believe that the future growth and success of the Company is dependent upon, and the best interests of the Company and its stockholders are served by, the Company's ability to attract, retain and motivate its officers, employees and consultants consistent with the interests of its stockholders, and that the Company's stock option plans are an important factor in accomplishing these goals. It is believed that for young, high-growth companies, such as the Company, the utilization of stock options as a significant portion of the compensation and incentives for officers, employees and consultants and for aligning the interests of its officers, employees and consultants with those of the Company's stockholders is critical. During March 1996 through July 1996, stock prices on the general market, and most particularly healthcare stocks, declined dramatically. Even though the Company had consistently met or exceeded analysts' expectations in terms of growth in revenues, margins, net income and earnings per share, and had also strengthened its balance sheet, this general market decline significantly impacted the market price of the Company's Common Stock. This resulted in an artificially depressed market price for the Company's Common Stock so that almost all of the stock options granted since the Company's initial public offering were significantly out-of-the-money for reasons unrelated to the Company's performance, thus creating a situation that had the potential to act as a disincentive to the core group of officers and employees responsible for the ongoing profitable growth of the Company, many of whom have worked for lower than market value cash compensation in return for the opportunity to participate significantly in the equity ownership of the Company through the stock option plans. Moreover, the depressed market price made it difficult to reconcile the incentives provided to longer term employees with those accorded newly hired persons and to properly integrate an effective equity-based incentive program for all of the officers, employees and consultants of both MedPartners and Caremark. The Compensation Committee and the Board of Directors determined that lowering the exercise price would restore the incentive value to the options, would achieve consistency between awards granted to long term employees and those more recently hired, and would be a key component in establishing equity among the post-Caremark merger management team.

     Set forth below is certain information concerning the July 24, 1996, repricing of stock options held by executive officers during the period February 22, 1995 through July 24, 1996:

                                            NUMBER OF
                                           SECURITIES    MARKET PRICE                                 LENGTH OF ORIGINAL
                                           UNDERLYING     OF STOCK AT    EXERCISE PRICE                  OPTION TERM
                                             OPTIONS        TIME OF        AT TIME OF        NEW      REMAINING AT DATE
                                           REPRICED OR   REPRICING OR     REPRICING OR    EXERCISE     OF REPRICING OR
             NAME                 DATE     AMENDED (#)   AMENDMENT ($)   AMENDMENT ($)    PRICE ($)       AMENDMENT
             ----                -------   -----------   -------------   --------------   ---------   ------------------
Larry R. House.................  7/24/96     500,000        $16.625          $27.25        $16.625    9 years, 120 days
                                 7/24/96     600,000         16.625           25.75         16.625    9 years, 260 days
Mark L. Wagar..................  7/24/96     250,000         16.625           28.25         16.625    9 years, 128 days
                                 7/24/96     150,000         16.625           25.75         16.625    9 years, 260 days
H. Lynn Massingale, M.D........  7/24/96      23,000         16.625           25.75         16.625    9 years, 260 days
Harold O. Knight, Jr...........  7/24/96     150,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96     150,000         16.625           25.75         16.625    9 years, 260 days
Tracy P. Thrasher..............  7/24/96     100,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96     150,000         16.625           25.75         16.625    9 years, 260 days
William R. Dexheimer...........  7/24/96      40,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96     100,000         16.625           25.75         16.625    9 years, 260 days
J. Rodney Seay.................  7/24/96      40,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96     100,000         16.625           25.75         16.625    9 years, 260 days
J. Brooke Johnston, Jr.........  7/24/96      20,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96      75,000         16.625           25.75         16.625    9 years, 260 days
Peter J. Clemens, IV...........  7/24/96      15,000         16.625           27.25         16.625    9 years, 120 days
                                 7/24/96      10,000         16.625           25.75         16.625    9 years, 260 days

  Chief Executive Officer Compensation

     Mr. Larry R. House is employed as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. House entered into a five-year employment agreement with the Company as of July 24, 1996. Prior to that time, Mr. House did not have an employment agreement. Mr. House received a base salary of $335,000 and $349,908 in each of 1994 and 1995, respectively. Due to the fact that the Company was still young, Mr. House received no bonus in 1994. In 1995, he was awarded a special bonus of $600,000 in connection with the consummation of the MME Acquisition, a transaction which doubled the size of the Company and positioned it for significant growth in the future. Mr. House is entitled to participate in any bonus plan approved by the Board of Directors for the Company's management. Mr. House is also provided with a car allowance in the amount of $500 per month and disability insurance through a Company-wide plan or otherwise. Mr. House's Employment Agreement provides for appropriate incentive-based compensation and equity participation consistent with the philosophies set forth in this report.

     Mr. House's employment agreement, which has a term of five years, provides that Mr. House shall be employed as the Chairman of the Board, President and Chief Executive Officer and shall be nominated as a director of the Company during such term. The agreement provides for a base salary of $935,700, an annual incentive bonus of up to $776,700, based on the achievement of certain performance standards established by the Compensation Committee, and eligibility for other benefits normally found in executive employment agreements.

     Mr. House is entitled to certain compensation upon termination of his employment agreement prior to its expiration. If the Company terminates the agreement for "Cause" (as defined) or if Mr. House terminates without "Good Reason" (as defined), Mr. House will receive a lump sum payment of 12 months base salary plus certain employment benefits. If the agreement terminates due to Mr. House's death, disability or retirement, Mr. House will receive a lump sum payment of 12 months base salary, accrued bonus and immediate vesting of all stock options. If Mr. House terminates the agreement for "Good Reason" and no "Change in Control" (as defined) of the Company has occurred, Mr. House will receive continued salary and bonus payments for three years or, if greater, for the remainder of the contract term, continued participation in employee benefit plans for such period and immediate vesting of all stock options. If the Company terminates the agreement without Cause after a Change in Control or if Mr. House terminates after a Change in Control for Good Reason, Mr. House shall receive a lump sum payment equal to three times his base salary and bonus at the time of termination, continued benefits for a term of three years and immediate vesting of all stock options. The agreements provide that any payment by the Company to Mr. House which is subject to the excise tax imposed by Section 4999 of the Code shall be "grossed up" such that the Executive retains an amount of the "gross up" payment equal to the excise tax imposed on the original payment.

     The Compensation Committee determines Mr. House's equity-based compensation and reports to the Board of Directors on other compensation arrangements with Mr. House, and recommends to the Board of Directors the level of non-equity incentive compensation that is appropriate for Mr. House with respect to each fiscal year of the Company. In making such recommendation, the Compensation Committee takes into account the Company's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual budgets established by the Board of Directors, Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account the Company's competitive position, its position in the financial markets, its ability to achieve the per share earnings expectations of the Wall Street analysts who follow the Company's Common Stock and the significant contributions made by Mr. House to the success of the Company. In making its decisions with respect to Mr. House's compensation, the Compensation Committee believes that it is appropriate to recognize that, as a management founder of the Company, Mr. House has played an instrumental role in establishing the Company as the PPM industry leader and that, under his leadership, the Company has significantly enhanced stockholder value and continues to grow in assets, net revenues, net income (excluding merger charges) and market value. The Compensation Committee believes that it is important to ensure that, if Mr. House is successful in leading the Company to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-situated public companies and that he will continue to have the opportunity to obtain a significant equity interest in the Company.

  Other Executive Officer Compensation

     The Company also has an employment agreement with Mr. Wagar. The employment agreement for Mr. Wagar provides for a base salary of $350,000 and for an annual incentive and performance bonus of up to 75% of base salary in addition to certain employee benefits. The employment agreement is automatically extended for an additional year on the anniversary thereof unless the Company shall give prior notice of non-extension. Mr. Wagar is entitled to certain compensation upon termination of his employment agreement prior to its expiration. If the Company terminates the agreement for "Cause" (as defined) or if Mr. Wagar terminates without "Good Reason" (as defined), he will receive a lump sum payment of six months base salary plus certain employment benefits. If the agreement terminates due to Mr. Wagar's death, disability or retirement, he will receive a lump sum payment of six months base salary, accrued bonus and immediate vesting of all stock options. If he terminates the agreement for "Good Reason" and no "Change in Control" (as defined) of the Company has occurred, Mr. Wagar will receive continued salary and bonus payments for three years, continued participation in employee benefit plans for such period and immediate vesting of all stock options. If the Company terminates the agreement without Cause after a Change in Control or if Mr. Wagar terminates after a Change in Control for Good Reason, he shall receive a lump sum payment equal to three times his base salary and bonus at the time of termination, continued benefits for a term of three years and immediate vesting of all stock options. The agreements provide that any payment by the Company to Mr. Wagar which is subject to the excise tax imposed by Section 4999 of the Code shall be "grossed up" such that Mr. Wagar retains an amount of the "gross up" payment equal to the excise tax imposed on the original payment.

  Conclusion

     The Compensation Committee believes that the levels and mix of compensation provided to the Company's executives during 1995 and 1996 were appropriate and were instrumental in the achievement of the Company's goals for 1996. It is the intent of the Compensation Committee to ensure that the Company's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of the Company and its stockholders.

     The foregoing report is submitted by the following directors of the Company, comprising all of the members of the Compensation Committee of the Board of Directors.

                                       Charles W. Newhall III
                                       John S. McDonald
                                       Roger L. Headrick

                              CERTAIN TRANSACTIONS

MME ACQUISITION AGREEMENTS

     Termination Agreements. In November 1995 in connection with the MME Acquisition, the Company and each of Dr. Walter T. Mullikin, M.D. and John S. McDonald, J.D., entered into a Termination Agreement that terminated their previous employment agreements with MME, in consideration of which they received, or shall receive, a lump sum payment of $1,064,000, in the case of Dr. Mullikin, and $796,000 in the case of Mr. McDonald, continuation of certain fringe benefits and perquisites for 36 months, payments from the Company and a trust set up by the Company to fund the remainder of MME's pension obligations to Dr. Mullikin or to Dr. Mullikin's spouse, should she survive him, and Mr. McDonald, payment of all health and medical care (including prescriptions) for Dr. Mullikin and his spouse and Mr. McDonald for the remainder of their lives through a Company-sponsored health insurance plan, a death payment benefit to be paid to Dr. Mullikin's designated beneficiary or estate of $2,700,000, and certain other benefits.

     Consulting Agreements. In November 1995, the Company and each of Dr. Mullikin and Mr. McDonald entered into five-year Consulting Agreements whereby they will receive in consideration for their services: consulting fees of $2,480,000 to Dr. Mullikin, to be paid over the term of the agreement with an initial payment of $744,000 on November 29, 1995 and equal payments of $434,000 on each anniversary of such date, and $2,230,000 to Mr. McDonald, to be paid over the term of the agreement with an initial payment of $669,000 on November 29, 1995 and equal payments of $390,250 on each anniversary thereof, access to an office and support staff and certain other benefits.

CAREMARK ACQUISITION AGREEMENTS

     Termination Agreements. In September 1996 in connection with the Caremark Acquisition, the employment of Messrs. Piccolo and Hodson was terminated, entitling them to severance payments of $2,805,426 and $1,052,138, respectively, and certain other benefits provided in their severance agreements. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation".

     Consulting Agreements. In September 1996, the Company and each of Messrs. Piccolo and Hodson, now directors of the Company, entered into a consulting agreement (the "Piccolo Agreement" and "Hodson Agreement", respectively). The term of the Piccolo Agreement is ten years, unless terminated sooner. Over the course of such ten-year period, Mr. Piccolo will be paid consulting fees totaling approximately $5.4 million. The "gross up" provisions of that severance agreement will apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be "excess parachute" payments. Mr. Piccolo or his spouse will be eligible to participate in all health and medical employee benefit plans and programs available, from time to time, to employees of the Company and Caremark until he reaches the age of 65. After age 65, Mr. Piccolo and his spouse will be provided with a prescription drug program comparable to that provided Caremark employees through Caremark's prescription drug benefit program. Mr. Piccolo will be provided with an adequate office and secretarial support, as well as reimbursement of reasonable expenses, and will be subject to certain non-compete and confidentiality restrictions.

     The term of the Hodson Agreement is one year, unless terminated sooner. Over the term, Mr. Hodson will be paid consulting fees of $318,856. The Hodson Agreement may be extended on the same terms for an additional one-year period. The "gross up" provisions of that severance agreement will apply to payments made pursuant to the Hodson Agreement in the event such consulting payments are determined to be "excess parachute" payments.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding beneficial stock ownership of the Company as of March 1, 1997: (i) each director and Named Executive Officer of the Company, (ii) all directors and executive officers as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Company Common Stock. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or it except to the extent such power is shared by a spouse under applicable law. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days of March 1, 1997, are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.

                                                                                     NUMBER OF
                                                                                     SHARES OF
                                                                                    MEDPARTNERS        %
      NAME OF BENEFICIAL OWNER                        POSITION HELD                 COMMON STOCK     OWNED
      ------------------------                        -------------                 ------------     -----
Larry R. House.......................  Chairman of the Board, President and Chief
                                         Executive Officer                            4,820,522(1)   2.76%
Mark L. Wagar........................  President -- Western Operations                  301,005(2)    *
James G. Connelly, III...............  President -- Caremark                            649,145(3)    *
Kristen E. Gibney....................  Vice President -- Caremark                        20,945(4)    *
Michele J. Hooper....................  Vice President -- Caremark                       267,584(5)    *
Roger L. Headrick....................  Director                                          91,938(6)    *
Thomas W. Hodson.....................  Director                                         584,046(7)    *
Harry M. Jansen Kraemer, Jr..........  Director                                           5,565(8)    *
Richard J. Kramer....................  Director                                       1,876,974(9)   1.10%
Rosalio J. Lopez, M.D................  Director                                         120,069(10)   *
Ted H. McCourtney....................  Director                                          63,841(11)   *
John S. McDonald, J.D................  Director                                         310,281(12)   *
Walter T. Mullikin, M.D..............  Director                                         439,424(13)   *
Charles W. Newhall III...............  Director                                       1,509,000(14)   *
C. A. Lance Piccolo..................  Director                                       1,427,519(15)   *
Richard M. Scrushy...................  Director                                       1,927,500(16)  1.13%
Larry D. Striplin, Jr................  Director                                         110,100(17)   *
All executive officers & directors as
  a group (25 persons)...............                                                16,384,232(18)  9.19%
AIM Management Group Inc.............                                                12,772,855(19)  7.48%
  11 Greenway Plaza, Suite 1919
  Houston, TX 77046
Wachovia Bank and Trust Company......                                                 9,317,000(20)  5.46%
  Trust Services Division
  301 Main Street
  Winston-Salem, NC 27150

---------------

   * less than one percent.

 (1) Includes options to purchase 3,653,000 shares.

 (2) Includes options to purchase 298,000 shares.

 (3) Includes options to purchase 610,465 shares.

 (4) Includes no options.

 (5) Includes options to purchase 213,170 shares.

 (6) Includes options to purchase 59,208 shares, and 1,210 shares held by spouse.

 (7) Includes options to purchase 5,000 shares, and 6,142 shares held by the Hodson Foundation.

 (8) Includes options to purchase 5,000 shares, and 50 shares held by spouse.

 (9) Includes options to purchase 9,000 shares, and 1,867,674 shares held by DCNHS -- West Partnership, L.P. ("DCNHS"). Mr. Kramer is the President and Chief Executive Officer of Catholic Healthcare West, which is the sole general partner of DCNHS. Mr. Kramer disclaims beneficial ownership of the shares held by DCNHS.

(10) Includes options to purchase 31,000 shares, and 81,293 shares held in trust for the benefit of Dr. Lopez and members of his family.

(11) Includes options to purchase 9,000 shares.

(12) Includes options to purchase 9,000 shares, and 301,281 shares held by certain trusts for the benefit of Mr. McDonald.

(13) Includes options to purchase 9,000 shares, and 430,424 shares held by the Mullikin Family Trust U/D/T, dated February 10, 1976, for the benefit of Dr. Mullikin and members of his family.

(14) Includes options to purchase 9,000 shares, and 1,500,000 shares held by New Enterprise Associates VI, Limited Partnership ("NEA"). Mr. Newhall is a general partner of NEA Partners VI, Limited Partnership, which is the general partner of NEA. Mr. Newhall disclaims beneficial ownership of the shares held by NEA.

(15) Includes options to purchase 1,317,126 shares.

(16) Includes options to purchase 29,000 shares, 250,000 shares held in trust for minor children, and 1,098,500 shares held by HEALTHSOUTH. Mr. Scrushy is Chairman of the Board, President and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy disclaims beneficial ownership of the shares held by HEALTHSOUTH.

(17) Includes options to purchase 13,000 shares.

(18) Includes options to purchase 7,438,769 shares.

(19) Shares held for which AIM Management Group Inc. (together with its wholly-owned subsidiaries, AIM Advisors, Inc. and AIM Capital Management Inc., "AIM") acts as investment advisor. AIM claims shared voting and dispositive power with respect to all such shares.

(20) Shares held as Trustee for MedPartners, Inc. Employee Compensation Trust.

                               RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, Birmingham, Alabama, has been engaged by the Board of Directors of the Company as independent public accountants for the Company and its subsidiaries for the fiscal year 1996 and it is expected that such firm will serve in that capacity for the 1997 fiscal year. Management expects that a representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement if he desires to do so and to be available to answer appropriate questions posed by stockholders.

                              FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal years ended December 31, 1996, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other selected information are included in Appendix A to this Proxy Statement.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgments on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO TRACY P. THRASHER, CORPORATE SECRETARY, MEDPARTNERS, INC., 3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD-FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF MARCH 20, 1997, HE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.

     Please SIGN, DATE and RETURN the enclosed Proxy promptly.

                                       By Order of the Board of Directors:

                                       TRACY P. THRASHER
                                       Corporate Secretary

April 11, 1997

                                                                      APPENDIX A

     This Appendix A, together with the foregoing Proxy Statement contains the information required to be provided in the Company's annual report to security holders pursuant to the Rules and Regulations of the Securities and Exchange Commission and The New York Stock Exchange. The Company's 1996 Annual Report to Stockholders, which provides additional information concerning the Company and its performance in 1996, will be mailed to stockholders separately.

                               TABLE OF CONTENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Business....................................................    A-1
Directors and Executive Officers............................    A-2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    A-6
Audited Consolidated Financial Statements of MedPartners,
  Inc. and Subsidiaries
  Report of Independent Auditors............................   A-13
  Consolidated Balance Sheets...............................   A-14
  Consolidated Statements of Operations.....................   A-15
  Consolidated Statements of Stockholders' Equity...........   A-16
  Consolidated Statements of Cash Flows.....................   A-17
  Notes to Consolidated Financial Statements................   A-18

                                                                      APPENDIX A

                                    BUSINESS

GENERAL

     The Company is the largest PPM company in the United States based on annual revenues of approximately $4.8 billion as of December 31, 1996. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also operates one of the largest independent PBM programs in the United States, with annual revenues of approximately $1.8 billion as of December 31, 1996 and provides disease management services and therapies for patients with certain chronic conditions. As of December 31, 1996, the Company operated its PBM program in all 50 states and its PPM business in 26 states and was affiliated with approximately 8,850 physicians, including approximately 2,600 in group practices, 5,300 through IPA relationships and 950 who were hospital-based, providing healthcare to approximately 1.6 million prepaid enrollees.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and to advanced management information systems. In addition, the Company contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and to increase their patient flow.

     The Company's PPM revenue is derived from contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis and from the provision of fee-for-service medical services. In the prepaid arrangements, the Company, through its affiliated physicians, typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company, through its affiliated physicians, is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. In March 1996, the California Department of Corporations (the "DOC") issued a healthcare service plan license (the "Restricted License") to Pioneer Provider Network, Inc. ("Pioneer Network") in accordance with the requirements of the Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") which authorizes Pioneer Network to operate as a healthcare service plan in the state of California. The Company intends to utilize the Restricted License for a broad range of healthcare services.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements that provide for the management of the affiliated physicians by the Company while assuring the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for more than 1,300 clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of approximately 59,000 retail pharmacies. The Company is in the process of integrating the PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs comprising drug therapy, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the executive officers and directors of the Company:

                     NAME                        AGE               POSITION WITH THE COMPANY
                     ----                        ---               -------------------------
Larry R. House.................................  53    Chairman of Board, President and Chief Executive
                                                         Officer
Mark L. Wagar..................................  45    President -- Western Operations
John J. Gannon.................................  58    President -- Eastern Operations
James G. Connelly, III.........................  51    President -- Caremark
H. Lynn Massingale, M.D........................  44    President -- Team Health
Harold O. Knight, Jr...........................  39    Executive Vice President and Chief Financial
                                                         Officer
Tracy P. Thrasher..............................  34    Executive Vice President and Corporate Secretary
William R. Dexheimer...........................  40    Executive Vice President and Chief Operating
                                                         Officer -- East
J. Rodney Seay.................................  49    Executive Vice President of Mergers and
                                                         Acquisitions
J. Brooke Johnston, Jr.........................  57    Senior Vice President and General Counsel
Peter J. Clemens, IV...........................  32    Vice President of Finance and Treasurer
Richard M. Scrushy.............................  44    Director
Larry D. Striplin, Jr..........................  67    Director
Charles W. Newhall III(1)......................  52    Director
Ted H. McCourtney(2)...........................  58    Director
Walter T. Mullikin, M.D........................  79    Director
John S. McDonald, J.D.(1)......................  64    Director
Rosalio J. Lopez, M.D.(2)......................  44    Director
Richard J. Kramer..............................  54    Director
C.A. Lance Piccolo.............................  56    Director
Roger L. Headrick(1)...........................  60    Director
Thomas W. Hodson(2)............................  50    Director
Harry M. Jansen Kraemer, Jr....................  42    Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Larry R. House has been President and Chief Executive Officer of the Company since August 1993, and has been Chairman of the Board since January 1993. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH. From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone, the American Sports Medicine Institute, UAB Research Foundation and Monitor MedX.

     Mark L. Wagar has been President-Western Operations of the Company since January 1996. From January 1995 through December 1995, Mr. Wagar was Chief Operating Officer of MME. From March 1994 to December 1994, he was the President of CIGNA HealthCare of California, a healthcare plan serving enrollees in California, Oregon and Washington, from January 1993 through February 1994, was a Vice President of CIGNA HealthCare of California, an HMO. From November 1989 to December 1992, he was the President of Managed Care Partners, Inc., a private consulting management company specializing in managed care services. He has been involved in healthcare management for over 20 years, including 10 years in managed care companies.

     John J. Gannon has been President-Eastern Operations of the Company since July 1996. For 23 years, Mr. Gannon was a Partner with KPMG Peat Marwick. His most recent position with KPMG was that of National Partner-in-Charge of Strategy and Marketing, Healthcare and Life Sciences. He served as one of the firm's designated industry review specialists for healthcare financial feasibility studies.

     James G. Connelly, III has been President and Chief Operating Officer of Caremark since August 1992. Mr. Connelly was the President of a subsidiary of Caremark from April 1992 to November 1992. From May 1990 to November 1992, Mr. Connelly was a Group Vice President of Baxter International Inc., a publicly traded company that is a leading manufacturer and marketer of healthcare products and services ("Baxter"). Prior to 1990, he was a

Corporate Vice President of Baxter, responsible for its hospital supply business group. Mr. Connelly also serves as a director of Boise Cascade Office Products Corporation, a publicly traded company.

     H. Lynn Massingale, M.D. has been President and Chief Executive Officer of Team Health since its formation in March 1994. Dr. Massingale has served as President of Southeastern Emergency Physicians, Inc., a subsidiary of Team Health, since 1981. A graduate of the University of Tennessee Center for Health Sciences in Memphis, Dr. Massingale is certified by the National Board of Medical Examiners, Tennessee Board of Medical Examiners and American Board of Emergency Medicine. Dr. Massingale's professional memberships include the Knoxville Academy of Medicine, Tennessee Medical Association, American Medical Association and American College of Emergency Physicians.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of the Company since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of MedPartners from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of the Company. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher has been Executive Vice President of the Company since November 1994 and has been Corporate Secretary since March 1994. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C., independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     William R. Dexheimer has been Executive Vice President and Chief Operating Officer-East of the Company since August 1993. From 1989 to 1993, Mr. Dexheimer was a principal stockholder and Chief Executive Officer of Strategic Health Resources of the South, Inc., a healthcare development and consulting firm. From 1986 to 1989, Mr. Dexheimer was employed by AMI Brookwood Medical Center as Senior Vice President of Development and Chief Executive Officer of AMI Brookwood Primary Care Centers, Inc.

     J. Rodney Seay has been Executive Vice President of Mergers and Acquisitions of the Company since April 1995. From August 1993 to April 1995, he served as Executive Vice President of Development of MedPartners. Mr. Seay was also Secretary of the Company from August 1993 to March 1994. From 1992 to 1993, he was Vice President of Finance of HEALTHSOUTH. From 1988 to 1992, Mr. Seay was a Senior Manager with KPMG Peat Marwick. From 1982 to 1988, he served as Chief Executive Officer of Medical Data Services, a physician practice management company with over 650 employees and over 1,500 physician clients.

     J. Brooke Johnston, Jr. has been Senior Vice President and General Counsel of the Company since April 1996. Prior to that, Mr. Johnston was a senior principal of the law firm of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Prior to that Mr. Johnston was engaged in the practice of law in New York, New York and at another firm in Birmingham. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure Corporation, a publicly traded leisure time services company.

     Peter J. Clemens, IV has been Vice President of Finance and Treasurer of the Company since April 1995. From 1991 to 1995, Mr. Clemens worked in Corporate Banking with Wachovia Bank of Georgia, N.A. Mr. Clemens began his career with AmSouth Bank, N.A. in 1987, and received a Masters Degree in Business Administration from Vanderbilt University in 1991.

     Richard M. Scrushy has been a member of the Company's Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also a member of the Board of Directors of Capstone.

     Larry D. Striplin, Jr. has been a member of the Company's Board of Directors since January 1993. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc. a publicly traded manufacturer of electronic equipment, and of Capstone.

     Charles W. Newhall III has been a member of the Company's Board of Directors since September 1993. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. Mr. Newhall is a member of the Board of Directors of HEALTHSOUTH, Integrated Health Services, Inc. and OPTA Food Ingredients, Inc., all publicly traded companies. He is founder and Chairman of the Mid-Atlantic Venture Association, which was organized in 1988.

     Ted H. McCourtney has been a member of the Company's Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, all publicly traded companies.

     Walter T. Mullikin, M.D., a surgeon, has been a member of the Company's Board of Directors since November 1995. Dr. Mullikin was Chairman of the Board of the general partner of MME from 1989 to 1995. He founded Pioneer Hospital and the predecessors to MME's principal professional corporation in 1957. He was also the Chairman of the Board, President and a shareholder of MIPA, until November 1995. Dr. Mullikin is a member of the Board of Directors of Health Net, a publicly traded HMO, and was one of the founders and a past chairman of the Unified Medical Group Association.

     John S. McDonald, J.D. has been a member of the Company's Board of Directors since November 1995. Mr. McDonald was the Chief Executive Officer of the general partner of MME from March 1994 to 1995, and he was an executive of Pioneer Hospital and their related entities since 1967. Mr. McDonald was also a director, the Secretary and a shareholder of MME's general partner. Mr. McDonald is on the Board of Directors of the Truck Insurance Exchange and is a past president of the Unified Medical Group Association.

     Rosalio J. Lopez, M.D. has been a member of the Company's Board of Directors since November 1995. Mr. Lopez had been a director of the general partner of MME since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and shareholder of MIPA.

     Richard J. Kramer has been a member of the Company's Board of Directors since November 1995. Mr. Kramer is President/Chief Executive Officer and a director of Catholic Healthcare West ("CHW"). Before joining CHW in September 1989, Mr. Kramer served as the Executive Vice President of LifeSpan, Inc., a multi-hospital/healthcare system headquartered in Minneapolis, which he joined in 1971, serving in a variety of capacities, including Vice President of Planning and Marketing and administrator for Abbott-Northwestern Hospital. Mr. Kramer is currently a member of the Board of Directors of the California Association of Hospitals and Health Systems and the Hospital Council of Northern and Central California, the Board of Directors of the California Chamber of Commerce, the Governing Council of the American Hospital Association Section on Health Systems and the House of Delegates of the American Hospital Association, the Advisory Council for the Center for Clinical Integration and the Board of Directors of the Alumni Association of the University of Minnesota Program in Health Care Administration.

     C.A. Lance Piccolo has been Vice Chairman of the Company's Board of Directors since September 1996. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark. From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of CKC and Baxter, each of which is publicly traded.

     Roger L. Headrick has been a member of the Company's Board of Directors since September 1996 and has been President and Chief Executive Officer of the Minnesota Vikings Football Club since 1991. Additionally, since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a bio-process and biotechnology company that develops and manufactures animal vaccines. Prior to 1989, he was Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food manufacturing and processing company. Mr. Headrick also serves as a director of CKC.

     Thomas W. Hodson has been a member of the Company's Board of Directors since September 1996, and was the Senior Vice President and Chief Financial Officer of Caremark from August 1992 until September 1996. Mr. Hodson was a Group Vice President of Baxter, from April 1992 to November 1992, and from 1990 to 1992 he was a Senior Vice President of Baxter responsible for financial relations, strategic planning, acquisitions and divestitures and corporate communications. From 1988 to 1990, Mr. Hodson was a corporate vice president of Baxter. Mr. Hodson also serves as a director of APACHE Medical Systems, Inc., a publicly traded provider of clinically-based decision support information systems to the healthcare industry.

     Harry M. Jansen Kraemer, Jr. has been a member of the Company's Board of Directors since September 1996, and is a Vice President and Chief Financial Officer of Baxter, having served in that capacity since November 1993.

He was promoted to Baxter's three-member Office of the Chief Executive in June 1995, and appointed to Baxter's Board of Directors in November 1995. In addition to his duties as its chief financial officer he is responsible for Baxter's Global Hospital Business, Global Renal Business, and the Baxter Japan subsidiary. Mr. Kraemer has been an employee of Baxter since 1982 serving in a variety of positions, including Vice President, Group Controller for Baxter's hospital and alternate-site businesses, president of Baxter's Hospitex Division and Vice President Finance and Operations for Baxter's global-business group.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including changes arising from recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

GENERAL

     In February and September of 1996, the Company combined with PPSI and Caremark, respectively. These business combinations were accounted for as poolings of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.

     MedPartners is the largest PPM company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients in the United States. The Company also operates independent PBM programs and furnishes disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. The Company's PPM revenue is derived primarily from the contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis. In the prepaid arrangements, the Company typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models which are described in Note 1 of the accompanying consolidated financial statements. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for both the management of their practices by the Company and the clinical independence of the physicians.

     The Company also organizes and manages physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, hospital-based primary care and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. Under contracts with hospitals and other clients, the Company identifies and recruits physicians and other healthcare professionals for admission to a client's medical staff, monitors the quality of care and proper utilization of services and coordinates the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care.

     The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of national retail pharmacies. The Company is integrating its PBM program with the PPM business by providing PBM services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

RESULTS OF OPERATIONS

     Through the Company's network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also provides prescription benefit services to more than 15 million individuals in all 50 states and provides services and therapies to patients with certain chronic conditions, primarily hemophilia and growth disorders. The following table sets forth the earnings summary by service area for the periods indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1994         1995         1996
                                                         ----------   ----------   ----------
                                                                    (IN THOUSANDS)
Physician Services
  Net revenue..........................................  $1,053,519   $1,663,728   $2,555,642
  Operating income.....................................      27,121       73,586      125,015
  Margin...............................................         2.6%         4.4%         4.9%
Pharmaceutical Services
  Net revenue..........................................  $1,097,315   $1,432,250   $1,784,319
  Operating income.....................................      46,236       56,022       75,788
  Margin...............................................         4.2%         3.9%         4.2%
Specialty Services
  Net revenue..........................................  $  487,820   $  487,399   $  473,538
  Operating income.....................................      75,139       70,762       56,006
  Margin...............................................        15.4%        14.5%        11.8%
Corporate Services
  Operating loss.......................................  $  (35,212)  $  (24,668)  $  (20,881)
  Percentage of total net revenue......................        (1.3)%       (0.7)%       (0.4)%

  Physician Practice Management Services

     The Company's PPM revenues have increased substantially over the past three years primarily due to growth in prepaid enrollment, existing practice growth and new practice affiliations. Of the total 1996 PPM revenue, $1.7 billion can be attributed to acquisitions (accounted for as either poolings of interests or purchase transactions) made during the year. The Company's PPM operations in the western region of the country function in a predominantly prepaid environment. The Company's PPM operations in the other regions of the country are in predominantly fee-for-service environments with limited but increasing managed care penetration. The following table sets forth the breakdown of net revenue for the PPM services area for the periods indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1994         1995         1996
                                                         ----------   ----------   ----------
                                                                    (IN THOUSANDS)
Prepaid................................................  $  620,701   $  982,128   $1,401,837
Fee-for-Service........................................     408,832      661,974    1,139,265
Other..................................................      23,986       19,626       14,540
                                                         ----------   ----------   ----------
          Total net revenue from PPM service area......  $1,053,519   $1,663,728   $2,555,642
                                                         ==========   ==========   ==========

     The Company's prepaid revenue reflects the number of HMO enrollees for whom it receives monthly capitation payments. The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below reflects the growth in enrollment for professional and global capitation:

                                                                      AT DECEMBER 31,
                                                              -------------------------------
                                                               1994       1995        1996
                                                              -------   ---------   ---------
Professional enrollees......................................  548,821     603,391   1,025,763
Global enrollees (professional and institutional)...........  255,188     477,208     603,892
                                                              -------   ---------   ---------
          Total enrollees...................................  804,009   1,080,599   1,629,655
                                                              =======   =========   =========

     During 1996, the Company consolidated the majority of its acquisitions into its management infrastructure, eliminating substantial overhead expenses and improving integration of medical, administrative and operational management. The integration of various acquisitions into existing networks has allowed the conversion of thousands of prepaid enrollees from professional capitation to global capitation. This integration has been a significant factor in increasing operating margins in the PPM service area from 2.6% in 1994 to 4.9% in 1996.

     The Company has developed strong relationships with many of the national and regional managed care organizations and has demonstrated its ability to deliver high-quality, cost-effective care. The Company is strategically positioned to capitalize on the industry's continued evolution toward a prepaid environment, specifically by increasing the number of prepaid enrollees and converting existing enrollees from professional to global capitation. These changes are expected to result in significant internal growth.

     The Company has continued to acquire high-quality groups of emergency physicians and radiologists who believe in the value of providing increasingly cost-effective care. The reputation and strong local presence of new and existing hospital-based groups provide a substantial advantage in the competition for contracts with emergency room and radiology departments. The excellent reputation and leadership of these groups continue to provide opportunities for new contracts.

     In addition to the increased revenues and operational efficiencies realized through acquisition and consolidation, the Company is profiting from synergies produced by the exchange of ideas among physicians and managers across geographical boundaries and varied areas of specialization. The PPM service area, for example, has established medical management committees that meet monthly to discuss implementation of the best medical management techniques to assist the Company's affiliated physicians in delivering the highest quality of care at lower costs in a consistent fashion. The Company is capitalizing on the knowledge of its Western groups, which have significant experience operating in a prepaid environment, to transfer the best practices to other groups in markets with increasing managed care penetration. Through interaction between physicians and managers from various medical groups during the fourth quarter of 1996, significant cost savings have been identified at several of the Company's larger affiliated groups.

     The PPM service area has also created a medical advisory committee, which is developing procedures for the identification, packaging and dissemination of the best clinical practices within the Company's medical groups. The committee also provides the Company's affiliated physicians a forum to discuss innovative ways to improve the delivery of healthcare.

     The Company has also initiated integration efforts between the PPM, PBM and disease management areas. A project is in process to integrate patient care data from several of the Company's affiliated clinics with the PBM's healthcare information system. Through this database, which combines medical and claims data with the prescription information tracked by the PBM area, the Company will have access to the industry's most complete and detailed collection of information on successful treatment patterns. Another synergy arising from integration is the opportunity which the existing PBM infrastructure affords to affiliated physician groups to further expand services by providing pharmacy services ranging from fee-for-service retail claims processing to full drug capitation programs. The Company is also beginning to integrate the disease management area's expertise in an effort to formulate and implement disease management programs for the Company.

  Pharmacy Benefit Management Services

     Pharmaceutical Services revenues continue to exhibit sustained growth. This growth is entirely internal and has not been supplemented by acquisitions. Key factors contributing to this growth include high customer retention, additional penetration of retained customers, new customer contracts and drug cost inflation. These growth factors were partially offset in 1995 and 1996 by selective non-renewal of certain accounts not meeting threshold profitability levels. The preponderance of Pharmaceutical Services revenue is earned on a fee-for-service basis through contracts covering one to three-year periods. Revenues for selected types of services are earned based on a percentage of savings achieved or on a per-enrollee or per-member basis; however, these revenues are not material to total revenues.

     Operating income experienced accelerated growth in 1995 and 1996 while margins fell slightly in 1995 to but returned to a 4.2% level in 1996. Operating income and margins in 1996 were enhanced by reduced information systems costs achieved through renegotiation of a contract with an outsource service vendor, continued improvements in the acquisition costs of drugs, increased penetration of higher margin value-oriented services and an overall 13% reduction in selling and administrative expenses. Partially offsetting these cost reductions were continued declines in prices to customers.

     Margins in Pharmaceutical Services are also affected by the mix between mail and retail service revenues. Margins on mail-related service revenues currently are higher than those on retail service revenues. Revenues in both mail and retail services continue to grow; although, the growth rate of retail services in 1995 and 1996 was greater than the growth rate of mail services. In 1996, retail service revenues grew to represent nearly 49% of PBM revenues. The Company has little or no influence over certain other factors, including demographics of the population served and plan design, which, can affect the mix between mail and retail services. Consequently, margin percentage trends alone are not a sufficient indication of progress. The Company's pricing and underwriting strategies are closely linked to its working capital and asset management strategies and focus on return on investment and overall improvements in return on capital deployed in the business.

     The Company has recently reorganized its sales and corporate accounts management activities into eight geographic and two additional specialty areas. This will enable the Company to improve its account retention, client service and growth initiatives even further as a result of increased accountability and focus. As mentioned under Physician Practice Management Services, the Company is pursuing a number of PPM and PBM integration opportunities.

  Specialty Services

     Specialty Services concentrates on providing high quality products and services in the home. Domestically, these services focus on low incidence chronic diseases. Internationally, the company has established home care businesses in Canada, Germany, France, the Netherlands, the United Kingdom, Puerto Rico and Japan, where it is expanding into new services in response to transforming health care delivery systems in these countries. Revenues for specialty services have declined 3% as a result of managed care pricing pressures, restructuring of benefit plans by payors and reduced reimbursement from Medicaid and other state agency payors. For the hemophilia business, federal government programs providing special pricing to qualified organizations who may be competitors have impacted revenues negatively. To offset these declines, the Company is attempting to launch new products and services including the opening of a PBM in the Netherlands in the fourth quarter of 1996 and a multiple sclerosis ("MS") therapy service in the U.S.

     In addition to pricing pressures, particularly in growth deficiency therapy, operating expenses and cost of service expenses rose due to programs targeted at launching the Company's new MS therapy service, an expanded payor marketing initiative and an initiative targeted at attaining accreditation by the Joint Committee on Accreditation of Healthcare Organizations for the nationwide system of pharmacies.

  Discontinued Operations

     During 1995, Caremark divested its Caremark Orthopedic Services, Inc. subsidiary as well as its clozaril patient management system, home infusion business, and oncology management services business. The Company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation. Discontinued operations for 1995 reflect the net after-tax gain on the disposal of the clozaril patient management system, the home infusion business and a $154.8 million after-tax charge for the settlement discussed in Note 13 of the accompanying audited consolidated financial statements related to the OIG investigation. Discontinued operations for 1996 reflects a $65.6 million after-tax charge related to settlements with private payors discussed in Note 13 of the accompanying audited consolidated financial statements and an after-tax gain on disposition of the nephrology services business, net of disposal costs, of $2.1 million.

  Results of Operations for the Years Ended December 31, 1996 and 1995

     For the year ended December 31, 1996, net revenue was $4,813.5 million, compared to $3,583.4 million for 1995, an increase of 34.3%. The increase in net revenue resulted primarily from affiliations with new physician practices and the increase in PBM net revenue, which accounted for $339.9 million and $352.1 million of the increase in net revenue, respectively. The most significant physician practice acquisition during this period was the CIGNA Medical Group which was acquired in January 1996. This acquisition accounted for 92% of the new practice revenue. The increase in PBM net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.

     Operating income for the PPM and PBM services areas increased 69.9% and 35.3%, respectively, for 1996 compared to 1995. This growth was the result of higher net revenues in both areas and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations in the PPM services area. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for growth hormone products.

     Included in the pre-tax loss for 1996 were merger expenses totaling $308.7 million related to the business combinations with Caremark, PPSI and several other entities, the major components of which are listed in Note 11 of the accompanying audited consolidated financial statements.

  Results of Operations for the Years Ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 was $3,583.4 million, an increase of $944.7 million, or 35.8%, over the year ended December 31, 1994. The increase in net revenue resulted primarily from affiliation with new physician practices, the increase in prepaid enrollees at existing affiliated physician practices and the increase in PBM net revenue, which accounted for $240.1 million, $295.8 million, and $334.9 million of the increase in net revenue, respectively. The most significant physician practice acquisition affecting this period was the Friendly Hills Healthcare Network which was acquired in May 1995. This acquisition accounted for 53% of the new practice revenue. The increase in PBM net revenue resulted from increases in covered lives due to new customer contracts and greater penetration of existing customers.

     Operating income grew 171.3% and 21.2% for 1995, compared to 1994, for the PPM and PBM service areas, respectively. This growth is the result of higher net revenues in both areas. The PPM service area also had a significant increase in operating margin, 2.6% in 1994 to 4.4% in 1995, which resulted from the leveraging of fixed overhead expenses over a substantially larger revenue base, integration of operations and the impact of the varying margins of new physician practice affiliations. Operating income and margins declined in the corresponding periods for the specialty services areas as a result of pricing pressures for growth hormone products.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. The future operating results and financial condition of the Company may be affected by a number of additional factors, including: the Company's growth strategy, which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; efforts to control healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company.

     The Company completed the Caremark Acquisition in September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition. See Note 13 to the accompanying consolidated financial statements of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1996, the Company had working capital of $170.3 million, including cash and cash equivalents of $123.8 million. For the years ending December 31, 1996, 1995 and 1994, cash flow from continuing operations was $159.8 million, $152.8 million and $43.6 million, respectively.

     For the year ended December 31, 1996, the Company invested $157.4 million in acquisitions of the assets of physician practices and $122.1 million in property and equipment. These expenditures were funded by approximately $270.2 million derived from equity proceeds and $133.6 million in net incremental borrowings. For the year ended December 31, 1995, the Company invested $205.1 million in acquisitions of the assets of physician practices and $124.5 million in property and equipment. These expenditures were funded by approximately $83.4 million derived from equity proceeds and $71.2 million in net incremental borrowings. For the year ended December 31, 1994, the Company's investing activities totaled $248.3 million, which was composed primarily of $126.7 million related to practice acquisitions and $102.7 million related to the purchase of property and equipment. These expenditures were funded by $128.1 million derived from equity proceeds and $232.4 million in net incremental borrowings. Investments in acquisitions and property and equipment are anticipated to continue to be substantial uses of funds in future periods.

     The Company entered into the $1 billion Credit Facility, which became effective simultaneously with the closing of the Caremark acquisition, on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of December 31, 1996, there was $213.0 million outstanding under the facility. The Credit Facility contains affirmative and negative covenants which include requirements that the Company maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio and maximum indebtedness to cash flow), and establishes certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and for which more than half of the consideration is to be paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of December 31, 1996, the Company was in compliance with the covenants in the Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million senior note offering. These ten-year notes carry a coupon rate of 7 3/8%. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The notes are rated BBB/Baa3 by Standard & Poors and Moody's Investor Services, respectively. The Company is the only physician practice management company to earn an investment grade debt rating. Net proceeds from the offering were used to reduce amounts under the Credit Facility.

     On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

     The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of the Company's Common Stock for selected practice and other acquisitions and available borrowings under the $1.0 billion Credit Facility or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to February 21, 1995, the effective date of the initial public offering of the Company, there was no public market for the Common Stock. The Common Stock traded on the Nasdaq National Market under the symbol "MPTR" from February 21, 1995 until February 21, 1996. On February 22, 1996, the Common Stock was listed on the NYSE under the symbol "MDM".

     The following table sets forth for the quarterly periods indicated the high and low reported bid prices for the Common Stock through February 21, 1996, as reported on the Nasdaq National Market. After February 21, 1996, the table sets forth the high and low last sale price as reported on the NYSE Composite Tape.

                                                               HIGH     LOW
                                                              ------   ------
1995
First Quarter (from February 21)............................  $24.00   $14.75
Second Quarter..............................................   24.50    17.75
Third Quarter...............................................   30.00    18.00
Fourth Quarter..............................................   33.00    26.00
1996
First Quarter...............................................  $34.75   $28.50
Second Quarter..............................................   30.25    20.13
Third Quarter...............................................   23.13    16.63
Fourth Quarter..............................................   24.50    19.88
1997
First Quarter...............................................  $24.63   $18.63

     There were approximately 43,644 holders of record of the Common Stock as of March 20, 1997.

QUARTERLY RESULTS (UNAUDITED)

     The following tables set forth certain unaudited quarterly financial data for 1995 and 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              QUARTER ENDED
                              ------------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,
                                1995        1995          1995            1995          1996         1996
                              ---------   ---------   -------------   ------------   ----------   ----------
                                                              (IN THOUSANDS)
Net revenue.................  $806,396    $ 887,121     $919,750       $ 970,110     $1,149,812   $1,196,226
Operating expenses..........   770,599      846,889      871,279         918,908      1,099,519    1,143,107
Net interest expense........     6,254        2,213        5,350           3,804          6,741        4,021
Merger expenses.............        --        1,051        3,473          62,040         34,448           --
Losses on investments.......        --           --           --          86,600             --           --
Other, net..................      (406)           5          (27)            236           (144)        (229)
                              --------    ---------     --------       ---------     ----------   ----------
Income (loss) from
  continuing operations
  before income taxes.......    29,949       36,963       39,675        (101,478)         9,248       49,327
  Income tax expense
    (benefit)...............    10,903       13,904       15,156         (55,755)         6,496       16,926
                              --------    ---------     --------       ---------     ----------   ----------
Income (loss) from
  continuing operations.....    19,046       23,059       24,519         (45,723)         2,752       32,401
Discontinued operations:
  Income (loss) from
    discontinued
    operations..............    (2,605)    (144,011)      (5,791)        (15,935)       (71,221)          --
  Net gains on sales of
    discontinued
    operations..............    10,895       (3,810)          --          24,729          2,523           --
                              --------    ---------     --------       ---------     ----------   ----------
Income (loss) from
  discontinued operations...     8,290     (147,821)      (5,791)          8,794        (68,698)          --
                              --------    ---------     --------       ---------     ----------   ----------
      Net income (loss).....  $ 27,336    $(124,762)    $ 18,728       $ (36,929)    $  (65,946)  $   32,401
                              ========    =========     ========       =========     ==========   ==========

                                     QUARTER ENDED
                              ----------------------------
                              SEPTEMBER 30,   DECEMBER 31,
                                  1996            1996
                              -------------   ------------

Net revenue.................   $1,199,679      $1,267,782
Operating expenses..........    1,139,178       1,195,767
Net interest expense........        5,257           7,911
Merger expenses.............      263,000          11,247
Losses on investments.......           --              --
Other, net..................          (37)         (1,159)
                               ----------      ----------
Income (loss) from
  continuing operations
  before income taxes.......     (207,719)         54,016
  Income tax expense
    (benefit)...............      (55,465)         26,746
                               ----------      ----------
Income (loss) from
  continuing operations.....     (152,254)         27,270
Discontinued operations:
  Income (loss) from
    discontinued
    operations..............           --              --
  Net gains on sales of
    discontinued
    operations..............           --              --
                               ----------      ----------
Income (loss) from
  discontinued operations...           --              --
                               ----------      ----------
      Net income (loss).....   $ (152,254)     $   27,270
                               ==========      ==========

     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to December 31, 1996 that were accounted for as poolings of interests (collectively, the "Mergers"). The Company's Quarterly Reports on Form 10-Q were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:

                                                                  QUARTER ENDED
                                   ----------------------------------------------------------------------------
                                       MARCH 31, 1996             JUNE 30, 1996           SEPTEMBER 30, 1996
                                   -----------------------   -----------------------   ------------------------
                                   FORM 10-Q   AS RESTATED   FORM 10-Q   AS RESTATED   FORM 10-Q    AS RESTATED
                                   ---------   -----------   ---------   -----------   ----------   -----------
                                                                  (IN THOUSANDS)
Net revenue......................  $332,549    $1,149,812    $360,398    $1,196,226    $1,182,015   $1,199,679
Income (loss) from continuing
  operations before income
  taxes..........................   (21,435)        9,248      16,153        49,327      (207,168)    (207,719)
Income tax expense (benefit).....    (5,935)        6,496       6,129        16,926       (55,634)     (55,465)
Loss from discontinued
  operations.....................        --       (68,698)         --            --            --           --
Net income (loss)................   (15,500)      (65,946)     10,024        32,401      (151,534)    (152,254)

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
MedPartners, Inc.

     We have audited the accompanying consolidated balance sheets of MedPartners, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedPartners, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Birmingham, Alabama
February 3, 1997

                               MEDPARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   86,276   $  123,779
  Marketable securities.....................................      35,567           --
  Accounts receivable, less allowances for bad debts of
     $80,077 in 1995 and $120,350 in 1996...................     506,226      563,519
  Inventories...............................................     122,337      150,156
  Deferred tax assets, net..................................      95,026       52,479
  Income tax receivable.....................................          --        2,496
  Prepaid expenses and other current assets.................      40,216       54,689
                                                              ----------   ----------
     Total current assets...................................     885,648      947,118
Property and equipment, net.................................     458,780      505,060
Intangible assets, net......................................     370,960      659,202
Deferred tax asset, net.....................................          --       18,333
Other assets................................................      89,226      136,256
Net assets of discontinued operations.......................      36,300           --
                                                              ----------   ----------
     Total assets...........................................  $1,840,914   $2,265,969
                                                              ==========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  280,958   $  280,060
  Other accrued expenses and liabilities....................     220,086      375,618
  Accrued medical claims payable............................      52,434       93,043
  Notes payable.............................................      81,900           --
  Current portion of long-term debt.........................      15,640       28,084
                                                              ----------   ----------
     Total current liabilities..............................     651,018      776,805
Long-term debt, net of current portion......................     531,774      715,657
Other long-term liabilities.................................      42,053       34,010
Deferred tax liabilities, net...............................      23,995           --
Contingencies (Note 13)
Stockholders' equity:
  Common stock, $.001 par value; 400,000 shares authorized,
     issued -- 146,390 in 1995 and 165,281 in 1996..........         146          165
  Additional paid-in capital................................     477,362      788,636
  Notes receivable from stockholders........................      (1,930)      (1,665)
  Unrealized loss on marketable securities, net of taxes....          (7)          --
  Unamortized deferred compensation.........................      (2,682)          --
  Shares held in trust, 9,317 in 1995 and 1996..............    (150,200)    (150,200)
  Retained earnings.........................................     269,385      102,561
                                                              ----------   ----------
     Total stockholders' equity.............................     592,074      739,497
                                                              ----------   ----------
     Total liabilities and stockholders' equity.............  $1,840,914   $2,265,969
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1994          1995          1996
                                                              -----------   -----------   -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE
                                                                             AMOUNTS)
Net revenue.................................................  $ 2,638,654   $ 3,583,377   $ 4,813,499
Operating expenses:
  Affiliated physician services.............................      433,758       657,826       980,429
  Outside medical expenses..................................      102,496       149,185       311,900
  Clinic expenses...........................................      433,091       705,369     1,040,629
  Non-clinic goods and services.............................    1,365,203     1,688,075     2,019,895
  General and administrative expenses.......................      148,990       148,515       142,789
  Depreciation and amortization.............................       41,832        58,705        81,929
  Net interest expense......................................       15,235        17,621        23,930
  Merger expenses...........................................           --        66,564       308,695
  Losses on investments.....................................           --        86,600            --
  Other, net................................................         (143)         (192)       (1,569)
                                                              -----------   -----------   -----------
          Income (loss) from continuing operations before
            income taxes....................................       98,192         5,109       (95,128)
Income tax expense (benefit)................................       44,048       (15,792)       (5,297)
                                                              -----------   -----------   -----------
          Income (loss) from continuing operations..........       54,144        20,901       (89,831)
Discontinued operations:
  Income (loss) from discontinued operations net of taxes of
     $18,000, $(72,100) and $(35,849) in 1994, 1995 and
     1996, respectively.....................................       25,902      (168,342)      (71,221)
  Net gains on sales of discontinued operations.............           --        31,814         2,523
                                                              -----------   -----------   -----------
          Income (loss) from discontinued operations........       25,902      (136,528)      (68,698)
                                                              -----------   -----------   -----------
Net income (loss)...........................................  $    80,046   $  (115,627)  $  (158,529)
                                                              ===========   ===========   ===========
Earnings per common and common equivalent shares
  outstanding:
  Income (loss) from continuing operations..................  $      0.41   $      0.15   $     (0.58)
  Income (loss) from discontinued operations................         0.20         (0.97)        (0.44)
                                                              -----------   -----------   -----------
Net income (loss)...........................................  $      0.61   $     (0.82)  $     (1.02)
                                                              ===========   ===========   ===========
Weighted average common and common equivalent shares
  outstanding...............................................      131,783       140,364       155,364
                                                              ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
COMMON STOCK:
  Balance, beginning of year................................  $    111   $    119   $    146
  Beginning balance of immaterial poolings of interests
     entities...............................................        --         --          6
  Common stock issued and capital contributions.............         8          9         10
  PPSI common stock issued during the two months ended
     December 31, 1995......................................        --         --          1
  Conversion of preferred stock.............................        --          7         --
  Stock issued in connection with acquisitions..............        --          2          2
  Contributions to employee benefit trust...................        --          9         --
                                                              --------   --------   --------
  Balance, end of year......................................       119        146        165
ADDITIONAL PAID-IN-CAPITAL:
  Balance, beginning of year................................   154,350    202,611    477,362
  Beginning balance of immaterial poolings of interests
     entities...............................................        --          2        620
  PPSI common stock issued during the two months ended
     December 31, 1995......................................        --         --        588
  Common stock issued and capital contributions.............    61,852     98,812    226,190
  Capital distributions.....................................   (18,743)   (30,970)        --
  Exercise of stock options.................................       802      1,124     43,996
  Deferred compensation on issuance of options..............     4,350         --         --
  Conversion of preferred stock.............................        --     19,994         --
  Stock issued in connection with acquisitions..............        --     35,598     39,880
  Contribution to employee benefit trust....................        --    150,191         --
                                                              --------   --------   --------
  Balance, end of year......................................   202,611    477,362    788,636
NOTES RECEIVABLE FROM STOCKHOLDERS:
  Balance, beginning of year................................    (2,396)    (2,349)    (1,930)
  Net change in notes receivable from stockholders..........        47        419        265
                                                              --------   --------   --------
  Balance, end of year......................................    (2,349)    (1,930)    (1,665)
UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES:
  Balance, beginning of year................................      (166)        14         (7)
  Unrealized gain (loss) on marketable securities, net of
     taxes..................................................       180        (21)         7
                                                              --------   --------   --------
  Balance, end of year......................................        14         (7)        --
UNAMORTIZED DEFERRED COMPENSATION:
  Balance, beginning of year................................        --     (3,552)    (2,682)
  Amortization of deferred compensation.....................       798        870      2,682
  Deferred compensation on issuance of options..............    (4,350)        --         --
                                                              --------   --------   --------
  Balance, end of year......................................    (3,552)    (2,682)        --
SHARES HELD IN TRUST:
  Balance, beginning of year................................        --         --   (150,200)
  Contribution to employee benefit trust....................        --   (150,200)        --
                                                              --------   --------   --------
  Balance, end of year......................................        --   (150,200)  (150,200)
RETAINED EARNINGS:
  Balance, beginning of year................................   324,677    396,994    269,385
  Beginning balance of immaterial poolings of interests
     entities...............................................        --       (308)      (238)
  Net income (loss).........................................    80,046   (115,627)  (158,529)
  Dividends and distributions paid..........................   (10,008)   (11,674)        --
  Pro forma tax provision of pooled entities................     2,279         --         --
  Net loss for two months ended December 31, 1995 for
     PPSI...................................................        --         --     (8,057)
                                                              --------   --------   --------
  Balance, end of year......................................   396,994    269,385    102,561
                                                              --------   --------   --------
          Total stockholders' equity........................  $593,837   $592,074   $739,497
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1994        1995        1996
                                                              ----------   ---------   ---------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATIONS:
Income (loss) from continuing operations....................  $   54,144   $  20,901   $ (89,831)
Adjustments for non-cash items:
  Depreciation and amortization.............................      41,832      58,705      81,929
  Provision (benefit) for deferred taxes....................      12,451     (69,273)    (37,350)
  Merger expenses...........................................          --      66,564     308,695
  Loss on sale of investments...............................          --      86,600          --
  Other.....................................................       6,755       1,683          94
Changes in operating assets and liabilities, net of effects
  of acquisitions...........................................     (71,622)    (12,384)   (103,704)
                                                              ----------   ---------   ---------
     Net cash and cash equivalents provided by continuing
       operations...........................................      43,560     152,796     159,833
Investing activities:
  Cash paid for merger expense..............................          --     (53,600)   (143,285)
  Net cash used to fund acquisitions........................    (126,697)   (205,051)   (157,396)
  Additions to intangibles..................................          --      (7,235)    (19,515)
  Purchase of property and equipment........................    (102,702)   (124,455)   (122,127)
  (Purchases) proceeds of marketable securities.............     (17,560)      1,636      27,558
  Other.....................................................      (1,305)        546          74
                                                              ----------   ---------   ---------
     Net cash and cash equivalents used in investing
       activities...........................................    (248,264)   (388,159)   (414,691)
Financing activities:
  Common stock issued and capital contributions.............     128,109      83,407     270,198
  Capital distributions.....................................     (21,045)    (37,771)         --
  Proceeds from debt........................................     267,563     156,728   1,781,498
  Repayment of debt.........................................     (35,188)    (85,546)  (1,647,866)
  Dividends and distributions paid..........................      (7,453)     (9,355)         --
  Other.....................................................          68          (3)        266
                                                              ----------   ---------   ---------
     Net cash and cash equivalents provided by financing
       activities...........................................     332,054     107,460     404,096
Cash flow from discontinued operations, net of divestiture
  proceeds..................................................    (180,000)    114,500    (115,835)
                                                              ----------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........     (52,650)    (13,403)     33,403
Cash and cash equivalents at beginning of year..............     152,329      99,679      87,081
Beginning cash and cash equivalents of immaterial poolings
  of interests entities.....................................          --          --       3,295
                                                              ----------   ---------   ---------
Cash and cash equivalents at end of year....................  $   99,679   $  86,276   $ 123,779
                                                              ==========   =========   =========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period for:
     Interest...............................................  $   18,241   $  33,294   $  41,860
                                                              ==========   =========   =========
     Income taxes...........................................  $   28,436   $  14,820   $ (21,351)
                                                              ==========   =========   =========

     Non-cash investing activities include notes and other obligations issued for acquisitions of $1.2 and $30.8 million in 1994 and 1995, respectively, and $123.6 million in notes and other securities received from divestitures in 1995. Non-cash financing activities include the issuance of $45.8 and $39.9 million of stock for acquisitions in 1995 and 1996, respectively.

          See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

  Description of Business

     MedPartners, Inc. (The "Original Predecessor") was incorporated in January 1993, and affiliated with its initial physician practice in November 1993. Mullikin Medical Enterprises, L.P. ("MME") was formed by the merger of several physician partnerships in 1994, and the original business was organized in 1957. MedPartners/ Mullikin, Inc. was formed as a result of the November 1995 business combination between the Original Predecessor and MME. In February and September of 1996, MedPartners/Mullikin, Inc. combined with Pacific Physician Services, Inc. ("PPSI") and Caremark International Inc. ("Caremark"), respectively. These business combinations were accounted for as poolings of interests. The combined companies were renamed MedPartners, Inc. (herein referred to as the "Company" or "MedPartners") in conjunction with the business combination with Caremark. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.

     MedPartners is the largest physician practice management ("PPM") company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also operates one of the largest independent prescription benefit management ("PBM") programs in the United States and provides disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcome measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. The Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by the Company while at the same time providing for the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses national prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a national network of retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

  Basis of Presentation

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries. Through the 20 to 40-year practice management agreements between the Company's wholly owned subsidiaries and the various professional corporations (PCs), the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the PCs. The Company believes it has, as opposed to affiliates of the Company, perpetual, unilateral control over the assets and operations of the various PCs, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various PCs is necessary to present fairly the financial position and results of

                               MEDPARTNERS, INC.

operations of the Company because there exists a parent-subsidiary relationship by means other than record ownership of a majority of voting stock. Control by the Company is perpetual rather than temporary because of (i) the length of the original terms of the agreements, (ii) the continuing investment of capital by the Company, (iii) the employment of the majority of the nonphysician personnel, and (iv) the nature of the services provided to the PCs by the Company. The Company's financial relationship with each practice offers the physicians access to capital, management expertise, sophisticated information systems, and managed care contracts. The Company's revenue is derived from medical services provided by physicians under the practice management agreements, which revenue has been assigned to the Company. During 1996, approximately 55% of physician services revenue was derived through contracts for prepaid healthcare with HMOs. The Company contracts directly with the HMOs to provide medical services to HMO enrollees who have chosen the Company's affiliated physicians, or, in some cases, physicians who are members of the Company's IPAs. The Company also contracts with hospitals to provide medical staff for various hospital departments. The Company's profitability depends on enhancing operating efficiency, expanding healthcare services provided, increasing market share and assisting affiliated physicians in managing the delivery of medical care.

  Nature of Physician Compensation Arrangements

     The Company compensates PCs with which it has contracted to provide healthcare services to the Company's clinics primarily under four basic arrangements. In all circumstances, the Company is responsible for the billing and collection of the revenue related to services provided at the Company's clinics as well as for paying all expenses of the clinic including physician compensation. The Company records all such revenue for services performed by the physicians at the clinics. In no instance is the Company paid a fixed fee to cover clinic operating expenses. The Company remains at risk for the expenses of the clinics operations. In the four types of arrangements described below, the Company is not sharing revenue with the PCs or its physician owners.

     Approximately 55% of the Company's revenues from physician practice management during 1996 was received under capitation arrangements. Under these arrangements, the Company contracts with licensed HMOs for a broad range of health care services and in turn subcontracts for the delivery of health care with hospitals, ancillary providers, and professional medical organizations, including PCs that are affiliated with the Company through management agreements. Pursuant to these arrangements the PC is paid on a per member per month basis by the Company. From this amount, the PC pays liability insurance premiums and compensates its physician owners. The PCs do not have the authority to participate in the negotiations of contracts with HMOs.

     Under the second type of arrangement, which represents approximately 20% of the Company's revenues from physician practice management during 1996, the Company pays the PC for the health care services provided at MedPartners' clinics at a negotiated fixed dollar amount. At the Company's sole discretion, the physicians are eligible to receive a bonus based on performance criteria and goals. The amount of the discretionary bonus is determined solely by the Company's management and is not directly correlated to clinic revenue and gross profit. In these arrangements, the Company is responsible for the billing and collection of all revenues for the services provided at its clinics as well as paying all expenses, including physician compensation.

     Under the third type of arrangement, which represents approximately 16% of the Company's revenues from physician practice management during 1996, the PC is compensated on a negotiated fee-for-service basis for health care services performed at the Company's clinics. In these arrangements the Company bills and collects for all services rendered at its clinics and pays all expenses of the clinics, including physician compensation, which is based on the fee for service revenue generated at the clinics (which typically represents between 40 to 70 percent of the clinic's net revenues). Again, the Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses.

     Under the fourth type of arrangement, representing approximately 9% of the Company's revenues from physician practice management during 1996, the PC receives a salary plus bonus and a profit sharing payment of a percentage of clinic earnings net of certain expenses.

     The fee retained by the Company includes direct management expenses of operating the clinics plus additional amounts which reflect a portion or all of the residual equity interest in the clinics after payment of physician compensation (including discretionary bonuses, if any), other medical costs and management expenses. Under the four basic arrangements discussed above, these additional amounts (representing clinic earnings) retained by

                               MEDPARTNERS, INC.

MedPartners take the following forms: (1) 100% of clinic earnings (as defined above); (2) 100% of clinic earnings; (3) 100% of clinic earnings; and (4) a variable percentage of the clinic's earnings (as defined above).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts of all cash and cash equivalents approximate fair value.

  Marketable Securities

     Effective August 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments have been classified as available-for-sale.

     Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity unless a decline in value is judged other than temporary. When this is the case, unrealized losses are reflected in income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

  Inventories

     Inventories, which are primarily finished goods, consist of pharmaceutical drugs, medical equipment and supplies and are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are stated at cost, which for the used assets being acquired is usually determined by an independent appraisal. Depreciation of property and equipment is calculated using either the declining balance or the straight-line method over the shorter of the estimated useful lives of the assets or the term of the underlying leases. Estimated useful lives range from 3 to 10 years for equipment, 10 to 20 years for leasehold improvements and 10 to 40 years for buildings and improvements based on type and condition of assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Interest costs associated with the construction of certain capital assets are capitalized as part of the cost of those assets. Interest costs approximating $4.3 million were capitalized in 1996. The Company also capitalizes purchased and internally developed software costs to the extent they are expected to benefit future operations.

  Intangible Assets

     Excess of cost over fair value of assets acquired (goodwill) is being amortized using the straight-line method over terms of the related practice management agreements, generally 20 to 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced by the estimated shortfall of cash flows. Costs of obtaining practice management agreements are capitalized as incurred and are amortized using the straight-line method. These costs include all direct costs of obtaining such agreements, which include such items as filing fees, legal fees and travel and related development costs. The Company has elected to amortize these costs over a period not to exceed the term of the related practice management agreements. Other intangible assets include costs associated with obtaining long-term financing, which are being amortized, and included in interest expense, systematically over the terms of the related debt agreements.

                               MEDPARTNERS, INC.

  Restatement of Financial Statements

     The Company has merged with several entities during 1996 in transactions that were accounted for as poolings of interests. Accordingly, the financial statements for all periods prior to the effective dates of these mergers have been restated to include these entities (see Note 11).

  Income Taxes

     The Company is a corporation subject to federal and state income taxes. Deferred income taxes are provided for temporary differences between financial and income tax reporting relating primarily to net operating losses which must be carried forward to future periods for income tax reporting purposes.

     Prior to the poolings of interests noted previously, several entities were S Corporations and MME and related real estate entities were partnerships and were therefore not subject to federal and state income taxes. Pro forma income tax provisions are reflected in income tax expense in the consolidated statements of operations for 1994 to provide for additional federal and state income taxes which would have been incurred had these entities been taxed as C Corporations. The pro forma income tax expense included in 1994 operations was $2.3 million.

  Net Revenue

     Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

     During 1994, 1995 and 1996, approximately 6% of net revenue was received from governmental programs. Governmental programs pay physician services based on fee schedules which are determined by the related government agency.

     The Company has contracts with various managed care organizations to provide physician services based on negotiated fee schedules. Under various contracts with HMOs, capitation is received to cover all physicians and hospital services needed by the HMO members. Capitation payments are recognized as revenue on the accrual basis, and represents approximately 24%, 28% and 29% of the Company's total net revenue in 1994, 1995 and 1996, respectively. Liabilities for physician services provided and hospital services incurred are accrued in the month services are rendered. The provision for accrued claims payable, which represents the amount payable for services incurred by patients not yet paid, is validated by actuarial review. Management believes that the provision at December 31, 1996 is adequate to cover claims which will ultimately be paid.

  Reclassifications

     Certain prior-year balances have been reclassified to conform with the current year's presentation. Such reclassifications had no material effect on the previously reported consolidated financial position, results of operations or cash flows of the Company.

  Fiscal Year

     At January 1, 1996, PPSI changed its fiscal year-end from July 31 to December 31. Amounts consolidated for PPSI prior to January 1, 1996 were based on an October 31 year-end. As a result, the consolidated financial statements for the years ended December 31, 1994 and 1995 include the 12 months of operations of PPSI for the years ended October 31, 1994 and 1995.

  Stock Option Plans

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans. The Company applies APB 25 and related interpretations in accounting for its plans because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                               MEDPARTNERS, INC.

  Impairment of Long-Lived Assets

     Effective December 31, 1995, the Company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Statement also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is applicable for most long-lived assets, identifiable intangibles and goodwill related to those assets; it does not apply to financial instruments and deferred taxes. Management has determined that long-lived assets are fairly stated in the accompanying balance sheets, and that no indicators of impairment are present. In accordance with the new rules, the Company's prior year financial statements have not been restated to reflect the change in accounting principle.

2. DISCONTINUED OPERATIONS

     During 1995, Caremark divested several non-strategic businesses. In accordance with APB 30, which addresses the reporting for disposition of business segments, the Company's Consolidated Financial Statements present the operating results and net assets of discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

     Effective March 31, 1995, Caremark sold its Clozaril(R) Patient Management System to Health Management, Inc. for $23.3 million in cash and notes. This business involved managing the care of schizophrenia patients nationwide through the distribution of the Clozaril drug and related testing services to monitor patients for potentially serious side effects. Net revenue of this business was $12.3 million for the three months ended March 31, 1995 and $84.0 million for the year ended December 31, 1994. The after-tax gain on disposition of this business was $11.1 million.

     Effective April 1, 1995, Caremark sold its home infusion business to Coram Healthcare Corporation ("Coram") for $309 million in cash and securities, subject to post-closing adjustments based on the net assets transferred. The sale included Caremark's home intravenous infusion therapy, women's health services and the Home Care Management System. Certain severance and legal obligations remained with Caremark (see Note 13). Net revenue of this business was $96.1 million for the period ended April 1, 1995 and $441.9 million for the year ended December 31, 1994. The after-tax loss on disposition of this business was $4.0 million. In 1995 net losses from this business reflected in discontinued operations include $154.8 million related to the legal settlement discussed in Note 13.

     Effective September 15, 1995, Caremark sold its Oncology management services business to Preferred Oncology Networks of America, Inc., for securities valued at $3.6 million. The business provides management services to single-specialty oncology practices. Net revenue of this business for the 1995 period up to the date of sale was $8.9 million and $29.4 million for the year ended December 1994. There was no after-tax gain or loss on the disposition.

     Effective December 1, 1995, Caremark sold its Caremark Orthopedic Services, Inc. subsidiary to HealthSouth Corporation for $127.0 million in cash, subject to post-closing adjustments. This business provides outpatient physical therapy and rehabilitation services. Net revenue of this business for the 1995 period up to the date of sale was $69.1 million and $55.8 million for the year ended December 31, 1994. The after-tax gain on disposition of this business was $24.7 million.

     Effective February 29, 1996, Caremark sold its Nephrology Services business to Total Renal Care, Inc. for $49.0 million in cash, subject to certain post-closing adjustments. The after-tax gain on disposition of this business, net of disposal costs, was $2.1 million, which was included in 1995 discontinued operations.

3. FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and cash equivalents, investments in marketable and non-marketable securities and debt obligations. The carrying value of marketable and non-marketable securities, which approximated fair value, was $84.1 and $44.8 million at December 31, 1995 and 1996, respectively. The carrying value of debt obligations was $168.6 and $450.0 million at December 31, 1995 and 1996, respectively. The fair value of these obligations approximated $156.4 and $451.9 million at December 31, 1995 and 1996, respectively. The fair

                               MEDPARTNERS, INC.

value of marketable securities is determined using market quotes and rates. The fair value of non-marketable securities are estimated based on information provided by these companies. The fair value of long-term debt has been estimated using market quotes.

     During 1995, the Company recorded a pre-tax charge to income of $86.6 million ($52.0 million after tax) to reflect unrealized losses on investments that were judged other than temporary.

     Interest expense totaled $21.8, $31.0 and $34.5 million in 1994, 1995 and 1996, respectively. Interest income totaled $6.6, $13.4 and $10.6 million in 1994, 1995 and 1996, respectively.

4. INTANGIBLE ASSETS

     Goodwill, which totaled $327.0 and $610.9 million at December 31, 1995 and 1996, respectively, represents the excess of consideration paid for companies acquired in purchase transactions over the fair value of net assets acquired. Also included in intangible assets for the years ended December 31, 1995 and 1996 were organizational costs of $20.3 and $23.1 million, respectively. As of December 31, 1995 and 1996, intangible assets, including goodwill, are stated net of accumulated amortization of $26.8 and $55.3 million, respectively.

5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $ 38,498   $ 54,340
Buildings and leasehold improvements........................   191,937    184,817
Equipment...................................................   305,076    386,059
Construction in progress....................................    81,879     91,923
                                                              --------   --------
                                                               617,390    717,139
Less accumulated depreciation and amortization..............  (158,610)  (212,079)
                                                              --------   --------
                                                              $458,780   $505,060
                                                              ========   ========

     The net book value of capitalized lease property approximated $9.8 and $11.1 million at December 31, 1995 and 1996, respectively. Capitalized software costs included in construction in progress approximated $56.5 million at December 31, 1996, the majority of which was placed into service on January 1, 1997.

6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Advances under Credit Facility, due 2001....................  $290,000   $213,000
6 7/8% Senior Notes due 2003, less unamortized discount of
  $0.4 million..............................................    99,600         --
Bonds Payable with interest at 7 3/8%, interest only paid
  semi-annually, due in 2006................................        --    450,000
Convertible subordinated debentures with interest at 5.50%,
  interest only paid semi-annually, due in 2003.............    69,000         --
Notes payable to physicians and stockholders in annual
  installments through 2001, interest rates ranging from 5%
  to 12%....................................................    15,329     14,118
Other long-term notes payable...............................    60,739     48,370
Capital lease obligations...................................    12,746     18,253
                                                              --------   --------
                                                               547,414    743,741
                                                              --------   --------
Less amounts due within one year............................   (15,640)   (28,084)
                                                              --------   --------
                                                              $531,774   $715,657
                                                              ========   ========

                               MEDPARTNERS, INC.

     The Company entered into a $1 billion Revolving Credit and Reimbursement Agreement (the "Credit Facility"), which became effective simultaneously with the closing of the Caremark acquisition on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of December 31, 1996, there was $213 million outstanding under the facility. The rate approximated 6.5% at December 31, 1996. The Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio, maximum indebtedness to cash flow), and set certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and which have more than half of the consideration paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of December 31, 1996, the Company was in compliance with the covenants in the Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million Senior Note offering. The ten year notes carry a coupon rate of 7 3/8%. Interest on the notes is payable semi-annually on April 1 and October 1 of each year. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future secured indebtedness of the Company and to all existing and future indebtedness and other liabilities of the Company's subsidiaries. Net proceeds from the note offering were used to reduce amounts under the Credit Facility.

     On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, approximately $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

     The following is a schedule of principal maturities of long-term debt as of December 31, 1996.

                                                              (IN THOUSANDS)
                                                              --------------
1997........................................................     $ 30,093
1998........................................................       17,745
1999........................................................        7,924
2000........................................................        6,449
2001........................................................      215,674
Thereafter..................................................      469,984
Amounts representing interest and discounts.................       (4,128)
                                                                 --------
          Total.............................................     $743,741
                                                                 ========

     Operating Leases: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located and administrative office space. These leases generally have five-year terms with renewal options. The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1996.

                                                              (IN THOUSANDS)
                                                              --------------
1997........................................................     $ 76,481
1998........................................................       77,351
1999........................................................       60,837
2000........................................................       51,660
2001........................................................       43,734
Thereafter..................................................      170,794
                                                                 --------
          Total.............................................     $480,857
                                                                 ========

                               MEDPARTNERS, INC.

7. INCOME TAX EXPENSE

     At December 31, 1996, the Company had a cumulative net operating loss ("NOL") carryforward for federal income tax purposes of approximately $184 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2011.

     Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Merger/acquisition costs..................................  $38,326   $51,696
  Bad debts.................................................   15,007    15,971
  Securities write-down.....................................   33,708        --
  Accrued and deferred compensation benefits................    6,780        --
  Accrued vacation..........................................       --     5,427
  NOL carryforward..........................................   23,970    72,484
  Alternative minimum tax credit carryforward...............       --    20,195
  Other.....................................................   17,273    29,190
                                                              -------   -------
Gross deferred tax assets...................................  135,064   194,963
Valuation allowance for deferred tax assets.................   (1,249)   (2,419)
Deferred tax liabilities
  State taxes...............................................    1,721     2,264
  Merger reserves...........................................       --     4,235
  Legal reserve.............................................   26,800     4,400
  Shared risk receivable....................................    7,182     7,135
  Securities write-down.....................................       --    13,449
  Excess tax depreciation...................................    2,974    30,363
  Goodwill..................................................    8,103     9,648
  Other amortization........................................       --    31,115
  Other.....................................................   16,004    19,123
                                                              -------   -------
Gross deferred tax liabilities..............................   62,784   121,732
                                                              -------   -------
Net deferred tax asset......................................  $71,031   $70,812
                                                              =======   =======

     Income tax expense (benefit) on continuing operations is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
Current:
  Federal...................................................  $24,580   $ 44,640   $ 28,205
  State.....................................................    7,017      8,841      3,848
                                                              -------   --------   --------
                                                               31,597     53,481     32,053
Deferred:
  Federal...................................................   10,722    (59,602)   (31,125)
  State.....................................................    1,729     (9,671)    (6,225)
                                                              -------   --------   --------
                                                               12,451    (69,273)   (37,350)
                                                              -------   --------   --------
                                                              $44,048   $(15,792)  $ (5,297)
                                                              =======   ========   ========

                               MEDPARTNERS, INC.

     The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
Federal tax at statutory rate...............................  $34,367   $  1,788   $(33,295)
Add (deduct):
  State income tax, net of federal tax benefit..............    5,284     (2,037)    (1,369)
  Increase (decrease) in valuation allowance................       --    (14,240)     1,170
  Non deductible merger expense.............................       --         --     24,786
  Other.....................................................    4,397     (1,303)     3,411
                                                              -------   --------   --------
                                                              $44,048   $(15,792)  $ (5,297)
                                                              =======   ========   ========

8. CAPITALIZATION

     The Company's Third Restated Certificate of Incorporation provides that the Company may issue 9.5 million shares of Preferred Stock, par value $0.001 per share, .5 million shares of Series C Junior Participating Preferred Stock, par value $0.001 per share, and 400 million shares of Common Stock, par value $0.001 per share. As of December 31, 1996 no shares of the preferred stock were outstanding.

     On February 28, 1995, the Company completed an initial public offering of
5.1 million shares of its common stock. Gross and net proceeds of the offering were $65.8 million and $60.4 million, respectively. Proceeds of the offering were used to pay outstanding indebtedness under the bank credit facility. Net proceeds were also used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

     On March 13, 1996, the Company completed a secondary public offering of 6.6 million shares of its common stock. The net proceeds of the offering were $194.0 million. Proceeds of the offering were used to pay outstanding indebtedness under the then existing credit facility. In April 1996, $69 million of the proceeds were used to repay PPSI's convertible subordinated debentures. The remainder of the net proceeds were used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

9. STOCK BASED COMPENSATION PLANS

     The Company sponsors employee stock purchase plans that promote the sale of its common stock to employees. The purchase price to employees is the lower of 85% of the closing market price on the date of subscription or 85% of the closing market price on the date funds are actually used to purchase stock for employees. Under the plans the Company sold 743,117, 582,132 and 267,232 shares to employees in 1994, 1995 and 1996, respectively. The compensation cost for the stock purchase plan is included in the pro forma information below. Compensation cost is recognized for the fair value of the employee's purchase rights, which was estimated using the same valuation model and assumptions below with the exception of an expected purchase right expected life of 1 year. The weighted-average fair value of those purchase rights granted in 1995 and 1996 was $6.47 and $8.66, respectively.

     The Company offers participation in stock option plans to certain employees and individuals. All of the outstanding options under these plans were granted at 100% of the market value of the stock on the dates of grant. Awarded options typically vest and become exercisable in incremental installments over five years and expire no later than ten years and one day from the date of grant. The number of shares authorized under the various plans was 22.5 million as of December 31, 1996.

                               MEDPARTNERS, INC.

     The following table summarizes stock option activity for the indicated years:

                                                       1995                              1996
                                          -------------------------------   -------------------------------
                                                             WEIGHTED-                         WEIGHTED-
                                             OPTIONS          AVERAGE          OPTIONS          AVERAGE
                                          (IN THOUSANDS)   EXERCISE PRICE   (IN THOUSANDS)   EXERCISE PRICE
                                          --------------   --------------   --------------   --------------
Outstanding:
  Beginning of year.....................      13,895          $ 10.39           15,292          $ 13.73
  Granted...............................       5,681            19.19           11,641            19.26
  Exercised.............................      (1,796)           (6.78)          (4,130)          (10.78)
  Canceled/expired......................      (2,488)          (12.55)          (5,841)          (24.04)
                                              ------                            ------
  End of year...........................      15,292            13.73           16,962            14.69
Exercisable at end of year..............       4,926            13.66           11,611            13.75
Weighted-average fair value of options
  granted during the year...............      $10.13                            $12.45

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                       OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       ----------------------------------------------------   ---------------------------------
                          OPTIONS       WEIGHTED-AVERAGE                         OPTIONS
   EXERCISE PRICE       OUTSTANDING        REMAINING       WEIGHTED-AVERAGE    EXERCISABLE     WEIGHTED-AVERAGE
        RANGE           AT 12/31/96     CONTRACTUAL LIFE    EXERCISE PRICE     AT 12/31/96      EXERCISE PRICE
---------------------  --------------   ----------------   ----------------   --------------   ----------------
                       (IN THOUSANDS)       (YEARS)                           (IN THOUSANDS)
  under $12.00.......         547             7.28              $ 0.55               246            $ 0.57
  $12.00-$16.99......      13,933             7.93               14.31            10,758             13.71
  $17.00 and above...       2,482             9.57               19.89               607             19.74

     Under various plans, the Company has made grants of restricted common stock to provide incentive compensation to key employees. Restricted stock activity is summarized below:

                                                              1995        1996
                                                              ----        ----
                                                               (IN THOUSANDS)
Restricted stock outstanding:
  Beginning of year.........................................   320         278
  Granted...................................................   339           1
  Canceled..................................................   (26)         (6)
  Vested (free of restrictions).............................  (355)       (273)
                                                              ----        ----
  End of year...............................................   278          --
                                                              ====        ====

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock-based compensation plans under the fair value method as described in Statement 123. The fair value for these options and employee purchase rights was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                               1995      1996
                                                              ------    ------
Risk-free interest rates....................................   6.16%     6.28%
Expected volatility.........................................    .431      .431
Expected option lives (years)...............................   5.6       5.6
Expected stock purchase lives (years).......................   1.0       1.0

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                               MEDPARTNERS, INC.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement 123, the Company's net income and earnings per share would have been reduced to pro forma net income (loss) from continuing operations of $9.7 and $(134.6) million and pro forma net losses of $(126.8) and $(203.3) million for the years ended December 31, 1995 and 1996, respectively. Per share amounts would have been reduced to pro forma net income
(loss) from continuing operations of $0.07 and $(0.87) and pro forma net losses per share of $(0.90) and $(1.31) for the years ended December 31, 1995 and 1996, respectively.

10. ACQUISITIONS

     During the years ended December 31, 1994, 1995 and 1996, the Company, through its wholly-owned subsidiaries, acquired certain operating assets of various medical practices. Simultaneously with each medical practice acquisition, the Company entered into a practice management agreement which generally has a 20-40 year term. Pursuant to the practice management agreements, the Company manages all aspects of the affiliated practice other than the provision of medical services, which is controlled by the physician groups. For providing services under the practice management agreement, the physicians receive compensation which varies from practice to practice.

     In May 1995, Caremark entered into a long-term affiliation agreement with Friendly Hills HealthCare Network ("Friendly Hills"), an integrated health care delivery system headquartered in La Habra, California. Friendly Hills operates 18 medical offices and an acute care hospital. Caremark acquired substantially all of the assets of Friendly Hills for approximately $140 million and agreed to provide various management and administrative services. The transaction has been accounted for by the purchase method of accounting. The Company invested approximately $143.2 million in cash, stock and notes for other acquisitions in 1995.

     In January 1996, Caremark completed its agreement with CIGNA Healthcare of California, a managed healthcare subsidiary of CIGNA Corporation, to acquire substantially all of the assets of CIGNA Medical Group, CIGNA Healthcare's Los Angeles area staff model delivery system ("CIGNA") for approximately $80.4 million in cash. The transaction has been accounted for by the purchase method of accounting. During the year ended December 31, 1996, $157.4 million in cash and 2 million shares of stock valued at $39.9 million were given in exchange for the net assets of CIGNA and other entities. Results of operations would not have been materially different in 1994, 1995 and 1996 had these transactions occurred as of the beginning of the respective years.

     All of the aforementioned acquisitions have been accounted for by the purchase method of accounting. As such, operating results of acquired businesses are included in the Company's Consolidated Financial Statements as of their respective dates of acquisition.

                               MEDPARTNERS, INC.

11. MERGERS

     Effective February 22, 1996 and September 5, 1996, the Company merged with PPSI and Caremark, respectively, in transactions that were accounted for as poolings of interests. The Company exchanged 10,981,904 and 90,508,558 shares of its common stock for all of the outstanding common stock of PPSI and Caremark, respectively. During the year ended December 31, 1996, the Company also exchanged 11,296,786 shares of its common stock in additional transactions accounted for as poolings of interests. The Company's historical financial statements for all periods have been restated to include the results of all material transactions accounted for as poolings of interests.

                                                                              OTHER
                                                                             POOLINGS       COMBINED
                                     MEDPARTNERS     PPSI      CAREMARK    OF INTERESTS   (AS REPORTED)
                                     -----------   --------   ----------   ------------   -------------
                                                               (IN THOUSANDS)
Year ended December 31, 1994
  Net revenue......................  $  506,818    $308,226   $1,775,200     $ 48,410      $2,638,654
  Net (loss) income................     (10,660)      7,598       80,400        2,708          80,046
Year ended December 31,1995
  Net revenue......................     742,388     411,132    2,374,300       55,557       3,583,377
  Net (loss) income................      (9,717)     10,205     (116,300)         185        (115,627)
Year ended December 31, 1996
  Net revenue......................   1,071,819     410,102    3,203,512      128,066       4,813,499
  Net (loss) income................    (141,680)    (10,464)      (3,359)      (3,026)       (158,529)

     Prior to its merger with the Company, PPSI reported on a fiscal year ending on July 31. The restated financial statements for all periods prior to and including December 31, 1995 are based on a combination of the Company's results for its December 31 fiscal year and an October 31 fiscal year for PPSI. Beginning January 1, 1996, PPSI adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1995 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. PPSI's historical results of operations for the two months ending December 31,1995 are not included in the Company's consolidated statements of operations or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1996 to adjust for the effect of excluding PPSI's results of operations for the two months ending December 31, 1995. The net loss for the two month period ended December 31, 1995 relates primarily to increase in PPSI's reserves to conform to the Company's methodology of calculating reserves. The following is a summary of operations and cash flow for the two months ending December 31, 1995 (in thousands):

Statement of Operations Data:
  Net revenue...............................................  $ 69,850
Operating expenses:
  Affiliated physician services.............................    32,600
  Outside medical expenses..................................    14,861
  Clinic expenses...........................................    26,034
  General and administrative expenses.......................     5,235
  Depreciation and amortization.............................     2,371
  Net interest expense......................................       426
  Loss on disposal of assets................................        41
                                                              --------
     Net operating expenses.................................    81,568
                                                              --------
  Loss before taxes.........................................   (11,718)
  Income tax benefit........................................    (3,661)
                                                              --------
  Net loss..................................................  $ (8,057)
                                                              ========
Statement of Cash Flow Data:
  Net cash used by operating activities.....................  $ (3,569)
  Net cash provided by investing activities.................     4,455
  Net cash used in financing activities.....................       (81)
                                                              --------
  Net increase in cash and cash equivalents.................  $    805
                                                              ========

                               MEDPARTNERS, INC.

     Included in pre-tax loss for the year ended December 31, 1996 are merger costs totaling $308.7 million. Approximately $32.5 and $251.3 million relate to the mergers with PPSI and Caremark, respectively. The components of this cost are as follows (in thousands):

Investment banking fees.....................................  $ 31,774
Professional fees...........................................    16,674
Other transaction costs.....................................    11,645
Transition and debt restructuring...........................    39,011
Severance costs for identified employees....................    56,948
Impairment of assets........................................    41,616
Abandonment of facilities...................................    15,921
Noncompatible technology....................................     9,498
Conforming of accounting policies...........................    23,728
Operational restructuring...................................    30,324
Other charges...............................................    31,556
                                                              --------
Total.......................................................  $308,695
                                                              ========

12. RETIREMENT SAVINGS PLAN

     Effective April 4, 1994, the Company adopted the MedPartners, Inc. and Subsidiaries Employee Retirement Savings Plan (the "Plan"). The Plan is a Code
Section 401(k) Plan which requires the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed through acquisition activities. The Company, at its sole discretion, may contribute an amount which it designates as a qualified nonelective contribution. The Company made a required contribution of approximately 3% percent of non-key employee salaries for the Plan year ended December 31, 1996, however, no additional contributions are anticipated at this time. Company contributions are gradually vested over a six-year service period. The various entities that were acquired or merged into the Company during 1996 also had various employee retirement plans, that will or have been incorporated into the Company's Plan. Participants of Caremark's 401(k) Plan may contribute up to 12% of their annual compensation to the plan and Caremark matches the participants' contributions up to 3% of compensation. The expenses related to all plans during the years ended December 31, 1994, 1995 and 1996 were approximately $7.9 million, $6.0 million and $7.7 million, respectively.

     Caremark sponsored retirement plans for all qualifying domestic employees and certain employees in other countries. Benefits are typically based on years of service and the employee's compensation during five of the last 10 years of employment as defined by the plans. Caremark's funding policy is to make contributions that meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for federal income tax reporting purposes.

                               MEDPARTNERS, INC.

     The following table summarizes the components of net pension expense and related actuarial assumptions used at the January 1 valuation date for the respective years related to the Caremark sponsored defined benefit plan:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Assumptions:
  Discount rate.............................................    8.75%    7.25%    8.75%
  Increase in compensation levels...........................     5.0%     5.0%     5.0%
  Expected long-term return on assets.......................    10.5%     9.5%     9.5%
Components (in thousands):
  Service cost-benefits earned..............................  $4,600   $2,100   $3,024
  Interest cost on projected obligation.....................   2,300    2,200    2,635
  Actual return on assets...................................  (1,300)  (1,700)  (3,121)
  Net amortizations.........................................     700      100      698
  Deferred asset gain.......................................      --       --    1,233
Merger expenses:
  Special termination benefits..............................      --       --    4,675
  Curtailment loss..........................................      --       --      502
                                                              ------   ------   ------
  Net pension expense.......................................  $6,300   $2,700   $9,646
                                                              ======   ======   ======

     The following table presents the funded status of the Caremark plans, the net pension liability recognized in the consolidated balance sheets and related actuarial assumptions as of December 31:

                                                               1995       1996
                                                              -------    -------
Assumptions:
  Discount rate.............................................     7.25%      8.75%
  Increase in compensation levels...........................      5.0%       5.0%
Funded status and net pension liability (in thousands):
  Actuarial present value of benefit obligations:
     Vested benefits........................................  $22,200    $37,453
     Accumulated benefits...................................   25,000     41,141
     Effect of future salary increases......................    7,200         --
                                                              -------    -------
     Projected benefits.....................................   32,200     41,141
Less: plan assets at fair value(1)..........................   20,900     24,977
                                                              -------    -------
Projected benefit obligations in excess of plan assets......   11,300     16,164
Less: unrecognized net loss.................................   (4,800)        --
                                                              -------    -------
Net pension liability.......................................  $ 6,500    $16,164
                                                              =======    =======

---------------

(1) Primarily equity and fixed income securities.

13. CONTINGENCIES

     On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark International Inc. and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended on April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief and damages of $5.2 billion. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago has been dismissed, and Caremark's appeal of the dismissal was argued on May 10, 1996 and is now under submission. Coram's lawsuit is currently in the discovery phase, with a scheduled trial date during the second quarter of 1997. In October 1996, Coram agreed to merge with Integrated Health

                               MEDPARTNERS, INC.

Services, Inc. ("IHS"). In connection with the merger agreement, IHS and the Company have agreed to a settlement of the Coram litigation, contingent upon consummation of the proposed merger, expected to be completed sometime during the second quarter of 1997. Under the settlement proposal, the notes that are now payable by Coram to Caremark will be canceled and replaced with a new two-year note in the approximate principal amount of $57.5 million. Caremark had previously established a reserve for a portion of the $100 million in securities and, therefore, the terms of the new note will not require any additional charge against earnings by the Company.

     In March 1996, Caremark agreed to settle all disputes with a number of private payors. The settlements resulted in an after-tax charge of $42.3 million. These disputes related to businesses that were covered by Caremark's settlement with federal and state agencies in June 1995 discussed below. In addition, Caremark agreed to pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts has been recorded in first quarter 1996 discontinued operations. During the year ended December 31, 1996, Caremark paid $105.1 million, with an additional $3.3 million plus interest to be paid over the next six months, related to the settlements.

     In June 1995, Caremark agreed to settle an investigation of Caremark with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Veterans Administration, the Federal Employees Health Benefits Program, the Civilian Health and Medical Program of the Uniformed Services and related state investigative agencies in all 50 states and the District of Columbia (the "OIG investigation"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud, one each in Minnesota and Ohio, resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federal funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. Caremark took an after-tax charge to discontinued operations of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and related lawsuits and other associated costs.

     The Company cannot determine at this time what costs may be incurred in connection with future disposition of nongovernmental claims or litigation. The Company does not believe that the above-referenced settlements will materially affect its ability to pursue its long-term business strategy. There can be no assurances, however, that additional costs, claims and damages will not occur or that the ultimate costs related to the settlements will not exceed estimates in the preceding paragraphs.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark International Inc., Caremark, Inc. and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practice statute. The complaint seeks unspecified treble damages, attorneys' fees and expenses. The Company intends to defend this case vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of a health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys' fees and expenses. In

                               MEDPARTNERS, INC.

July 1996, these plaintiffs also filed a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The state complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In November 1996, in response to a motion by the plaintiffs, the Court dismissed the United States District Court cases without prejudice. In July 1995, another patient of the same physician filed a separate complaint in the District of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys' fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions (including a class action) brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers, in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys' fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment by the defendants in the class action (which does not include Caremark) of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceuticals manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In December 1994, Caremark was notified by the Federal Trade Commission (the "FTC") that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between pharmacy benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of this investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary

                               MEDPARTNERS, INC.

duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. The plaintiffs in these actions have made no effort to pursue these claims and the Company does not believe that these complaints will have a material adverse effect on the operating results and financial condition of the Company.

     Although the Company cannot predict with certainty the outcome of proceedings described above, based on information currently available, management believes that the ultimate resolution of such proceedings, individually and in the aggregate, is not likely to have a material adverse effect on the Company.

     The Company is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material adverse effect on the Company's business or its results of operations, cash flows or financial condition.

14. SUBSEQUENT EVENTS

     On January 20, 1997, the Company agreed to merge with InPhyNet Medical Management Inc. ("InPhyNet"), a provider of hospital based physician services headquartered in the Ft. Lauderdale area. In 1996, InPhyNet provided physician practice management services at 188 service sites in 26 states with hospital-based services and capitated networks. The consideration for this transaction is based on a fixed exchange ratio of 1.311 shares of MedPartners common stock for each share of InPhyNet common stock. Based on this ratio, approximately 22 million shares of the Company's common stock will be issued in exchange for all outstanding shares of InPhyNet common stock, valuing the transaction at approximately $493 million. The transaction is expected to be accounted for as a pooling of interests and is expected to close during the first six months of 1997.

     The pro forma effect on the consolidated statement of operations of the Company had the transaction occurred on January 1, 1994 is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1994         1995         1996
                                                         ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                        DATA)
Net revenue............................................  $2,909,024   $3,908,717   $5,222,019
Pro forma net income (loss)............................      89,412     (104,339)    (141,837)
Pro forma net income (loss) per share..................        0.60        (0.65)       (0.80)
Number of shares used in pro forma net income (loss)
  per share calculations...............................     148,437      160,079      176,368

                                                                     APPENDIX A











                                 MEDPARTNERS

                  1997 LONG TERM INCENTIVE COMPENSATION PLAN

                                   CONTENTS





                                                                                                                     Page
                                                                                                                     ----
Article  1.      Establishment, Objectives and Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.1     Establishment of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.2     Objectives of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.3     Duration of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

Article  2.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1     "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2     "Award"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.3     "Award Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.4     "Beneficial Owner" or "Beneficial Ownership" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.5     "Board" or "Board of Directors"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.6     "Cause"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.7     "Change in Control"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.8     "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.9     "Committee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.10    "Company"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.11    "Director" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.12    "Disability" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.13    "Effective Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.14    "Eligible Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.15    "Employee" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.16    "Exchange Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.17    "Fair Market Value"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.18    "Immediate Family Members" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.19    "Incentive Stock Option" or "ISO"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.20    "Insider"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.21    "Non-Employee Director". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.22    "Nonqualified Stock Option" or "NQSO"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.23    "Option" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.24    "Option Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.25    "Participant"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.26    "Period of Restriction"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.27    "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.28    "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.29    "Restricted Stock" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.30    "Retirement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.31    "Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.32    "Subsidiary" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10





Article  3.      Administration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.1     The Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2     Authority of the Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3     Decisions Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     Grants to Non-Insiders by Chief Executive Officer  . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.5     Costs of Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Article  4.      Shares Subject to the Plan and Maximum Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.1     Number of Shares Available for Grants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Lapsed Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3     Adjustments in Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Article  5.      Eligibility and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.1     Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2     Actual Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Article  6.      Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.1     Grant of Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2     Award Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.3     Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.4     Duration of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.5     Exercise of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.6     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.7     Restrictions on Share Transferability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.8     Termination of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.9     Nontransferability of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (a)      Incentive Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b)      Nonqualified Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Article  7.      Restricted Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.1     Grant of Restricted Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.2     Restricted Stock Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.3     Transferability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.4     Other Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.5     Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.6     Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.7     Termination of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Article  8.      Beneficiary Designation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Article  9.      Deferrals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Article  10.     Rights of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.1    Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.2    Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16



Article  11.     Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.1    Treatment of Outstanding Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.2    Termination, Amendment, and Modifications of Change-in-Control Provisions  . . . . . . . . . . . . .  16

Article  12.     Amendment, Modification, and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         12.1    Amendment, Modification, and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         12.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events . . . . . . . . .  17
         12.3    Awards Previously Granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Article  13.     Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         13.1    Tax Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         13.2    Share Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Article  14.     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Article  15.     Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Article  16.     Legal Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         16.1    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         16.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         16.3    Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         16.4    Securities Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         16.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19



ARTICLE 1.       ESTABLISHMENT, OBJECTIVES AND DURATION

         1.1 ESTABLISHMENT OF THE PLAN. MedPartners, Inc., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "MedPartners 1997 Long Term Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock.

         Subject to approval by the Company's stockholders, the Plan shall become effective as of February 25, 1997 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

         1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through the use of incentives which are consistent with the Company's objectives and which link the interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

         The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

         1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors or the Committee to amend or terminate the Plan at any time pursuant to Article 12 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Incentive Stock Option be granted under the Plan on or after February 25, 2007.


ARTICLE  2.      DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

         2.1 "AFFILIATE" means a "parent corporation" or "subsidiary corporation" as defined in Section 424 of the Code.

         2.2 "AWARD" means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options or Restricted Stock.

         2.3 "AWARD AGREEMENT" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

         2.4 "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         2.5 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         2.6 "CAUSE" shall be determined by the Committee, exercising good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

                 (i) The willful and continued failure by the Participant to substantially perform his duties (other than any such failure resulting from the Participant's Disability) after a written demand for substantial performance is delivered by the Committee to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within 30 calendar days of receiving such notice; or

                 (ii) The Participant's conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony; or

                 (iii) The willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company, as determined by the Committee. However, no act or failure to act on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         2.7 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                 (i) The acquisition by any Person of Beneficial Ownership of 20% or more of either (A) the then outstanding shares of Common Stock of the Company, or (B) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the selection of Directors; provided, however, that for purposes of this subsection, the following transactions shall not constitute a Change of Control: (1) any acquisition directly from the Company through a public offering of shares of Common Stock of the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii);

                 (ii) The cessation, for any reason, of the individuals who constitute the Company's Board of Directors as of the date hereof ("Incumbent Board") to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a Director following the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board of Directors;

                 (iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Common Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Common Stock and the outstanding voting securities of the Company, as the case may be; (B) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company's Board of Directors at the time of the execution of the initial agreement, or of the action of the Company's Board of Directors, providing for such Business Combination; or

                 (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         2.8 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         2.9 "COMMITTEE" means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

         2.10 "COMPANY" means MedPartners, Inc., and also means any corporation of which a majority of the voting capital stock is owned directly or indirectly by MedPartners, Inc. or by any of its Subsidiaries, and any other corporation designated by the Committee as being a Company hereunder (but only during the period of such ownership or designation).

         2.11 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

         2.12 "DISABILITY", as applied to a Participant, means that the Participant (i) has established to the satisfaction of the Committee that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of Section 22(e)(3) of the Code), and (ii) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

         2.13 "EFFECTIVE DATE" shall have the meaning ascribed to such term in Section 1.1 hereof.

         2.14 "ELIGIBLE PERSON" shall mean all Employees, Directors or consultants of the Company or any Affiliate; provided, however, that no Award may be granted to anyone who is not an "employee" as that term is defined in General Instruction A.(1)(a) of Form S-8, as such definition may be amended from time to time, without first receiving advice and guidance from the Company's outside counsel as to the effect of such grant.

         2.15    "EMPLOYEE" means any key officer or employee of the Company.

         2.16 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         2.17 "FAIR MARKET VALUE" shall be determined on the basis of the closing sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

         2.18 "IMMEDIATE FAMILY MEMBERS" means the spouse, children and grandchildren of a Participant.

         2.19 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

         2.20 "INSIDER" shall mean an individual who is, on the relevant date, a Director, a 10% Beneficial Owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act or an officer of the Company, as defined under Section 16 of the Exchange Act and as determined by the Board of Directors from time to time.

         2.21 "NON-EMPLOYEE DIRECTOR" means an individual who is a member of the Board of Directors of the Company but who is not an Employee of the Company.

         2.22 "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

         2.23 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

         2.24 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

         2.25 "PARTICIPANT" means an Eligible Person who has outstanding an Award granted under the Plan.

         2.26 "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

         2.27    "PERSON" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

         2.28 "PLAN" means the MedPartners 1997 Long Term Incentive Compensation Plan.

         2.29 "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Article 7 herein.

         2.30 "RETIREMENT" as applied to a Participant, means the Participant's termination of employment in a manner which qualifies the Participant to receive immediately payable retirement benefits under the applicable retirement plan maintained by the Company (the "Retirement Plan"), under the successor or replacement of such Retirement Plan if it is then no longer in effect, or under any other retirement plan maintained or adopted by the Company which is determined by the Committee to be the functional equivalent of such Retirement Plan; or, with respect to a Participant who may not or has not participated in a retirement plan maintained by the Company or an Affiliate, "Retirement" shall have the meaning determined by the Committee from time to time.

         2.31 "SHARES" means Common Stock of MedPartners, Inc., par value $.001 per share.

         2.32 "SUBSIDIARY" means any corporation, partnership, joint venture or other entity in which the Company has a majority voting interest.


ARTICLE  3.      ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by the Committee, or by any other committee appointed by the Board, which Committee shall consist solely of two or more "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

         3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, including Section 3.4, the Committee shall have full power to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Employees; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Employees; alter, amend, suspend or terminate the Plan in whole or in part; and (subject to the provisions of Article 12 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, as the Plan applies to Employees. As permitted by law, the Committee may delegate its authority as identified herein.

         3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

         3.4 GRANTS TO NON-INSIDERS BY CHIEF EXECUTIVE OFFICER. To the extent permissible under governing rules and regulations, and, in particular,
Section 141(c) of the General Corporation Law of Delaware, the Chief Executive Officer of the Company shall have the authority to make and administer grants of Awards under this Plan to non-Insiders upon such terms and conditions as the Chief Executive Officer shall determine; provided, however, that the total number of Awards granted by the Chief Executive Officer each year shall be subject to approval by the Committee.

         3.5 COSTS OF PLAN. The costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.


ARTICLE  4.      SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

         4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 6,725,000.

         The number of Shares reserved for issuance under the Plan shall automatically increase on the first day of each calendar year during the term of this Plan, beginning with the 1998 calendar year, by an amount equal to 1% of the Shares outstanding on December 31 of the immediately preceding year. However, such additional Shares shall not be available for grants of Incentive Stock Options, unless and until the increase in the number of Shares provided for herein is subsequently approved by the stockholders of the Company in accordance with Section 422 of the Code.

         Notwithstanding the foregoing, the maximum number of Shares of Restricted Stock granted pursuant to Article 7 herein shall be an amount equal to one-fifth of the total number of Shares reserved for issuance under the Plan.

         4.2 LAPSED AWARDS. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.

         4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5.       ELIGIBILITY AND PARTICIPATION

         5.1 ELIGIBILITY. All Eligible Persons are eligible to participate in this Plan.

         5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award.


ARTICLE  6.      STOCK OPTIONS

         6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

         6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code
Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

         6.3 OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to 100% of the Fair Market Value of a Share on the date the Option is granted.

         6.4 DURATION OF OPTIONS. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Incentive Stock Option shall be exercisable later than the tenth anniversary date of its grant.

         6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

         6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

         The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

         The Committee also may allow cashless exercise subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

         As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

         6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

         6.8 TERMINATION OF EMPLOYMENT. Each Option, to the extent it has not been previously exercised, shall terminate upon the earliest to occur of:
(i) the expiration of the Option period set forth in the Option Award Agreement; (ii) for ISOs, the expiration of three months following the Participant's Retirement (following the Participant's Retirement, NQSOs shall terminate upon the expiration of the Option period set forth in the Option Award Agreement); (iii) the expiration of 12 months following the Participant's death or Disability; (iv) immediately upon termination for Cause; or (v) the expiration of 90 days following the Participant's termination of employment for any reason other than Cause, Change in Control, death, Disability, or Retirement. Upon a termination of employment related to a Change in Control, options shall be treated in the manner set forth in Article 11.

         6.9     NONTRANSFERABILITY OF OPTIONS.

         (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

         (b) NONQUALIFIED STOCK OPTIONS. The Committee may, in its discretion, authorize all or a portion of NQSOs granted to a Participant to be on terms which permit transfer by such Participant to (i) Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified at Section 6.9. Notwithstanding the foregoing, should the Committee provide that Options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the Option. In the event of a transfer, as set forth above, the original Participant is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such Options.


ARTICLE  7.      RESTRICTED STOCK

         7.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine. Without limiting the generality of the foregoing, Restricted Shares may be granted in connection with payouts under other compensation programs of the Company.

         7.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

         7.3 TRANSFERABILITY. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

         7.4 OTHER RESTRICTIONS. Subject to Article 8 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws.

         At the discretion of the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

         Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

         7.5 VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

         7.6 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

         The Committee may apply any restrictions to the dividends that the Committee deems appropriate.

         In the event that any dividend constitutes a "derivative security" or an "equity security" pursuant to Rule 16(a) under the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

         7.7 TERMINATION OF EMPLOYMENT. Upon a Participant's death, Disability, or Retirement, all Restricted Shares shall vest immediately. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Shares following termination of the Participant's employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.


ARTICLE  8.      BENEFICIARY DESIGNATION

         A Participant under the Plan may make written designation of a beneficiary on forms prescribed by and filed with the Corporate Secretary. Such beneficiary, or if no such designation of any beneficiary has been made, the legal representative of such Participant or such other person entitled thereto as determined by a court of competent jurisdiction, may exercise, in accordance with and subject to the provisions of Article 6, any unterminated and unexpired Option granted to such Participant to the same extent that the Participant himself could have exercised such Option were he alive or able; provided, however, that no Option granted under the Plan shall be exercisable for more Shares than the Participant could have purchased thereunder on the date his employment by, or other relationship with, the Company and its Subsidiaries was terminated.

ARTICLE  9.      DEFERRALS

         The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or objectives with respect to performance measures, if any. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.


ARTICLE  10.     RIGHTS OF EMPLOYEES

         10.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

         10.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.


ARTICLE  11.     CHANGE IN CONTROL

         11.1 TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

                 (a) Any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term; and

                 (b) Any restriction periods and restrictions imposed on Shares of Restricted Stock shall lapse; provided, however, that the degree of vesting associated with Restricted Stock which has been conditioned upon the achievement of performance conditions pursuant to
         Section 7.4 herein shall be determined in the manner set forth in
         Section 7.7 herein.

         11.2 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 11 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.

ARTICLE  12.     AMENDMENT, MODIFICATION, AND TERMINATION

         12.1    AMENDMENT, MODIFICATION, AND TERMINATION.   Subject to Section
12.2 herein, the Board or the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

         Neither the Company nor the Board or Committee on its behalf may cancel outstanding Awards and issue substitute Awards in replacement thereof or reduce the exercise price of any outstanding Options.

         12.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         12.3 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.


ARTICLE  13.     WITHHOLDING

         13.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

         13.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 14.      INDEMNIFICATION

         Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


ARTICLE  15.     SUCCESSORS

         All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.


ARTICLE  16.     LEGAL CONSTRUCTION

         16.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and, the singular shall include the plural.

         16.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         16.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         16.4 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         16.5 GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

                                                                      Appendix B

                                MEDPARTNERS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I
                                     PURPOSE

         1.1 PURPOSE. The MedPartners, Inc. Employee Stock Purchase Plan (the "Plan") has been established to provide eligible employees of MedPartners, Inc. (the "Company") and its subsidiaries an opportunity to purchase shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), on a more advantageous basis than would otherwise be available, thereby increasing their interest in the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.


                                   ARTICLE II
                                   DEFINITIONS

         As used herein, the following words and phrases shall have the following meanings:

         2.1 "ADMINISTRATION AGENT" shall mean the third-party administration firm selected by the Board to provide the administrative services with respect to the Plan as set forth herein.

         2.2 "BOARD" shall mean the Board of Directors of the Company.

         2.3 "BROKERAGE AGENT" shall mean the registered broker-dealer selected by the Board to administer the brokerage accounts of Participating Employees.

         2.4 "COMMON STOCK" shall mean the Company's Common Stock, par value $.001 per share.

         2.5 The "COMPANY" shall mean MedPartners, Inc., a Delaware corporation, or its successors.

         2.6 "CONTRIBUTION ACCOUNT" shall mean an account established on behalf of a Participating Employee to which the Participating Employee's contributions made pursuant to Article V shall be credited.

         2.7 A Participating Employee's "CONTRIBUTION RATE" shall be the amount selected by the Participating Employee to be contributed by payroll deduction to his or her Contribution Account, as outlined in Section 5.5.

         2.8 The "EFFECTIVE DATE" of this Plan shall be January 1, 1997. The "EFFECTIVE DATE" of a particular Employee's enrollment in the Plan shall be the first day of the calendar quarter following such Employee's election to participate in the Plan made in accordance with the provisions of Article V, except that February 1, 1997 shall be the Effective Date of enrollment for Employees who enroll during the Extended Enrollment Period.

         2.9 "EMPLOYEE" shall mean any person who is employed by the Company or a subsidiary of the Company.

         2.10 "EMPLOYEE PLAN YEAR" shall mean the 12-month period following the Effective Date of a Participating Employee's enrollment in the Plan; provided, however, that the initial Employee Plan Year for Employees who enroll during the Extended Enrollment Period shall be the 11-month period from February 1, 1997 to December 31, 1997.

         2.11 The "EXTENDED ENROLLMENT PERIOD" shall mean the period from December 9, 1996 through December 31, 1996 during which eligible Employees may enroll in the Plan effective as of February 1, 1997.

         2.12 "ISSUE PRICE" shall mean the purchase price of shares of the Company's Common Stock to be charged to a Participating Employee on the Purchase Date, as determined in accordance with Section 7.1.

         2.13 "MARKET PRICE" shall mean the closing sale price of a share of Common Stock for the day upon which the Market Price is to be determined as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or, if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape"). Notwithstanding the foregoing, if the Common Stock is no longer reported on the Composite Tape, the Market Price of the Company's Common Stock as of a particular date shall be determined using such method as shall be determined by the Board.

         2.14 "PARTICIPATING EMPLOYEE" shall mean any eligible Employee opting to participate in the Plan.

         2.15 "PLAN" shall mean the MedPartners, Inc. Employee Stock Purchase Plan, as set forth herein, and all subsequent amendments hereto.

         2.16 "PURCHASE DATE" shall mean the New York Stock Exchange's last trading date during an Employee Plan Year.


                                   ARTICLE III
                                 ADMINISTRATION

         3.1 BOARD'S ADMINISTRATION OF AND AUTHORITY AND RESPONSIBILITIES WITH RESPECT TO THE PLAN. The Plan shall be administered by the Board. The Board shall have full power and authority to administer the Plan, to interpret and construe any provision of the Plan finally and conclusively with respect to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan, providing for matters not specifically covered thereby, and to alter, amend or revoke any rules or regulations so adopted; provided, however, that the Administration Agent and Brokerage Agent shall have the responsibilities with respect to the Plan set forth below and elsewhere herein. No member of the Board shall be liable to the Company, any stockholder, any employee of the Company or its subsidiaries or any participant in the Plan for any action or determination in good faith with respect to the Plan.

         3.2 ADMINISTRATION AND BROKERAGE AGENTS. The Board will select and designate a third-party administration firm and a registered broker-dealer to provide the administrative and brokerage services, respectively, with respect to the Plan as set forth herein. The Board may from time to time replace and redesignate either the Administration Agent or the Brokerage Agent.


                                   ARTICLE IV
                             SHARES SUBJECT TO PLAN

         4.1 SHARES SUBJECT TO PLAN. The Company hereby reserves 5,000,000 shares of Common Stock for issuance under the Plan. These shares shall be authorized and unissued shares. To the extent provided by resolution of the Board, such shares may be uncertificated.

         4.2 ADJUSTMENTS TO SHARES RESERVED. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to the Plan or contributed amounts under the Plan shall be equitably adjusted by the Board, in its sole discretion, to preserve the value of benefits under the Plan.

                                    ARTICLE V
                           ELIGIBILITY AND ENROLLMENT

         5.1 INITIAL ELIGIBILITY. Subject to the limitations set forth below, every Employee of the Company and its subsidiaries who has been employed by the Company or a subsidiary for at least the 60 consecutive days preceding the Effective Date of such person's enrollment is eligible to participate in the Plan.

         5.2 LIMITATIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be entitled to participate, select a Contribution Rate, contribute amounts to his or her Contribution Account or otherwise purchase Common Stock under the Plan (or any other employee stock purchase plan of the Company and its subsidiaries, if any) to the extent:

                   (a) that such participation, contribution or purchase, as the case may be, is at a rate that exceeds $25,000 in fair market value of the Common Stock in any calendar year (as determined under Section 423 of the Code); or

                   (b) that, giving effect to such participation, contribution or purchase, as the case may be, such Employee would own or beneficially own Common Stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

         5.3 ENROLLMENT. The Company or the Administration Agent shall furnish information relating to the Plan and Plan enrollment to each Employee who is or becomes eligible to participate. If the Employee elects to participate in the Plan (and thus become a Participating Employee), he or she shall enroll according to the enrollment procedures set forth in the information provided by the Company or the Administration Agent. Upon enrollment, the Company or the Administration Agent will provide a confirmation statement to the Participating Employee. If an eligible Employee does not elect to participate as of the first calendar quarter available for such Employee's election (or as of February 1, 1997 by enrolling during the Extended Enrollment Period), the Employee may nonetheless elect to participate commencing with any subsequent calendar quarter.

         5.4 EFFECTS OF ENROLLMENT. Enrollment in the Plan is for one year from the Effective Date of enrollment (the "Employee Plan Year"), except that enrollment during the Extended Enrollment Period shall be for the 11-month period ended December 31, 1997. Amounts contributed by the Participating Employee will be applied to the purchase of shares of Common Stock in accordance with the provisions of Article VII at the end of such Employee Plan Year. Enrollment continues, and is automatically renewed at the end of an Employee Plan Year for an additional Employee Plan Year, unless and until payroll deductions and Plan participation have been specifically discontinued in accordance with the provisions of Article VI.

         5.5 PARTICIPATING EMPLOYEE'S CONTRIBUTION RATE. In order to participate in the Plan, an Employee must elect to participate in accordance with Section
5.3 and must authorize the Company or its subsidiary, as applicable, to deduct from payroll on behalf of such Participating Employee a specified amount per pay period. Such amount may not be less than $5.00 nor more than $800.00 per pay period; provided, however, that such minimum and maximum amounts may be adjusted by the Company at any time and from time to time for the sake of administrative convenience and/or to ensure continued compliance with the provisions of Section 423 of the Code.


                                   ARTICLE VI
                   DEDUCTIONS, MODIFICATIONS & PLAN WITHDRAWAL

         6.1 DEDUCTIONS. Payroll deductions at the Participating Employee's Contribution Rate shall begin on the first pay date following the Effective Date of such Participating Employee's enrollment in the Plan. The Participating Employee's contributions shall be allocated to and deemed a part of the Participating Employee's Contribution Account. Participating Employee contributions will not be permitted to begin at any time other than the beginning of a calendar quarter (except for contributions by enrollees during the Extended Enrollment Period, which will begin following February 1, 1997). No interest shall accrue or be paid on any amounts withheld under the Plan.

         6.2 MODIFICATIONS IN CONTRIBUTION RATE. The Participating Employee's Contribution Rate, once established, shall remain in effect for all of the Employee Plan Year and subsequent Employee Plan Years unless changed by the Participating Employee in the manner specified by the Company or the Administration Agent. Notwithstanding anything herein to the contrary, a Participating Employee may only reduce his or her Contribution Rate during any Employee Plan Year. The Contribution Rate may not be increased during an Employee Plan Year.

         6.3 DISCONTINUING CONTRIBUTIONS. At any time during an Employee Plan Year, a Participating Employee may notify the Company or the Administration Agent that he or she wishes to discontinue his or her contributions for such Employee Plan Year. This notice shall be communicated in the manner specified by the Company or the Administration Agent. A Participating Employee who has discontinued contributions under the Plan may not resume contributions until his or her Employee Plan Year has expired.

         6.4 WITHDRAWAL FROM PLAN. At any time, a Participating Employee may notify the Company or the Administration Agent that he or she wishes to discontinue participation in the Plan. This notice shall be communicated in the manner specified by the Company or the Administration Agent. A Participating Employee who has discontinued participation in the Plan may not re-enroll in the Plan until his or her Employee Plan Year has expired. Upon withdrawal from the Plan pursuant to this Article

VI, the Employee shall be issued a payroll check in the amount of his or her Contribution Account as of the effective date of withdrawal as soon as administratively feasible.


                                   ARTICLE VII
                            PURCHASE OF COMMON STOCK

         7.1 PURCHASES. On each Purchase Date (which shall be the last trading day of each Employee Plan Year), the funds in a Participating Employee's Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the balance in such Contribution Account (subject to the limitations set forth in Section 7.2). The Issue Price of the shares of Common Stock issued under the Plan shall be equal to the lesser of: (i) 85% of the Market Price on the last trading date (or "Purchase Date") of an Employee Plan Year, or (ii) 85% of the Market Price on the first trading date of an Employee Plan Year. Any funds remaining in a Participating Employees' Contribution Account following the purchase shall be determined by the Brokerage Agent and returned to the Participating Employee, without interest, in accordance with such procedures as the Brokerage Agent may establish.

         7.2 OVER-ALLOTMENTS. If the total number of shares to be purchased by all Participating Employees on a Purchase Date exceeds the number of shares authorized under Article IV of the Plan, a pro-rata allocation of the available shares will be made among all Participating Employees based on the amount of the balances in their respective Contribution Accounts through the Purchase Date.

         7.3 ISSUED SHARES. A Participating Employee's shares of Common Stock will be deposited in a brokerage account opened on behalf of the Participating Employee with the Brokerage Agent. All fees and commissions associated with the operation of such brokerage account shall be the responsibility of the Participating Employee.


                                  ARTICLE VIII
                     CHANGES IN STATUS AFFECTING ELIGIBILITY

         8.1 TERMINATION OF EMPLOYMENT. Effective upon the termination of the Participating Employee's employment for any reason, including without limitation death or retirement, such person's participation in the Plan shall be deemed discontinued and authorized payroll deductions credited to his or her Contribution Account will be returned to him or her in accordance with the provisions of Section 6.4.

         8.2 TEMPORARY ABSENCE. If a Participating Employee temporarily leaves the employ of the Company or its subsidiaries by reason of leave of absence, temporary lay-off or temporary disability, the Participating Employee may, for a period of up to 180 days, continue his or her participation in the Plan. During any such period, the

Participating Employee shall make regular payments to the Administration Agent (in lieu of payroll deductions) at the applicable Contribution Rate (as may or may not be adjusted pursuant to Article VI), and such amounts shall be credited to the Participating Employee's Contribution Account. To the extent a Purchase Date occurs during such continuation period, amounts in the Contribution Account shall be applied to the purchase of shares of Common Stock as herein provided. However, notwithstanding anything herein to the contrary, if the Participating Employee has not resumed employment with the Company or its subsidiaries when such 180-day period has ended, he or she shall be treated as having discontinued his or her participation in the Plan as of such date, and the balance in his or her Contribution Account will be returned.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 TERM OF PLAN. Subject to the approval of the stockholders of the Company, this Plan will become effective on the Effective Date. The Plan shall remain in effect until all of the shares of Common Stock reserved for issuance hereunder have been issued and balances maintained in the Participating Employee Contribution Accounts have been distributed, unless earlier terminated by the Board.

         9.2 AMENDMENT OR TERMINATION BY BOARD. The Board may at any time or from time to time amend the Plan in any respect. The Board may terminate the Plan at any time. If the Plan is terminated, unless otherwise specified, the date of termination shall be treated as a Purchase Date. All funds in Participating Employee Contribution Accounts as of the termination date which are not applied toward purchases of shares of Common Stock shall be refunded to the Participating Employees.

         9.3 TRANSFERABILITY. Neither the right of an Employee to purchase shares of Common Stock hereunder, nor such Participating Employee's Contribution Account balance, may be transferred, pledged or assigned by the Employee (except, in the event of the Employee's death, by will or the laws of descent and distribution). Any such attempted transfer, pledge, assignment or other disposition shall be treated as an election of the Participating Employee to discontinue his or her participation in the Plan.

         9.4 COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue any shares of Common Stock under the Plan unless such issuance would comply with all applicable laws, including Federal and state securities laws, and the applicable regulations or requirements of any securities exchanges or similar entities.

         9.5 INVESTMENT INTENT. Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         9.6 COMPLIANCE WITH SECTION 16(B). With respect to any person who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Board may, at any time, add such conditions and limitations respecting eligibility or participation under the Plan as it deems necessary or desirable to comply with the requirements of Rule 16b-3 thereunder; provided, however, that any rights or privileges that are extended to such persons shall be extended uniformly to all eligible employees.

         9.7 WITHHOLDING TAXES. Amounts withheld, shares issued and payments made pursuant to the Plan may be subject to withholding taxes, and the Company and its subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld.

         9.8 NO CONTINUED EMPLOYMENT. The Plan does not constitute a contract of employment or continued service, and participation in the Plan will not give any Employee the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

         9.9 TREATMENT AS STOCKHOLDER. Any contribution made by a Participating Employee under the Plan shall not create any rights in such Participating Employee as a stockholder of the Company until shares of Common Stock are registered in the name of such person.

         9.10 VOTING OF ISSUED SHARES. The Brokerage Agent will vote the Common Stock held in brokerage accounts on behalf of Participating Employees in accordance with instructions received from such Participating Employees. The Brokerage Agent will transmit to Participating Employees all proxy material and other reports furnished by the Company to its stockholders.

         9.11 GOVERNING LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                                                                    APPENDIX C

                               MEDPARTNERS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997
PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF MEDPARTNERS, INC.

   The undersigned hereby appoints Larry R. House and Harold O. Knight, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned to vote the shares of Common Stock, par value $.001 per share, of MedPartners, Inc. ("MedPartners"), which the undersigned could vote, and with all power the undersigned would possess, if personally present at the Annual Meeting of Stockholders of MedPartners, Inc. to be held at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama, on Tuesday, May 13, 1997, at 4:00 p.m., Central Time, and any adjournment thereof:

    1.   Election of Directors
    []   FOR all nominees listed below to serve a term of three years each (except as marked to the contrary below)
    []   WITHHOLD AUTHORITY to vote for all nominees listed below
         INSTRUCTION: To withhold authority to vote for any
         individual nominee, mark a line through the nominee's name in the list below.
         Richard M. Scrushy           Ted H.
         McCourtney           Rosalio J. Lopez, M.D.           C. A.
         Lance Piccolo
    2.   Approval of the MedPartners 1997 Long Term Incentive
         Compensation Plan.
                [] FOR                                     [] AGAINST                                     [] ABSTAIN
    3.   Approval of the MedPartners Employee Stock Purchase Plan.
                [] FOR                                     [] AGAINST                                     [] ABSTAIN

                            (Continued and to be dated and signed on other side)

(Continued from other side)

   4. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Annual Meeting, or any adjournment thereof.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 ABOVE. Any holder who wishes to withhold the discretionary authority referred to in Item 4 above should mark a line through the entire Item.

   Receipt of the Proxy Statement, dated April 11, 1997, is hereby acknowledged.

                                                  Dated:

   ----------------------------------------------------------------------------,
                                                  1997

                                                  ------------------------------
                                                           Signature(s)

                                                  ------------------------------
                                                  (Please sign exactly and as
                                                  fully as your name appears on
                                                  your stock certificate. If
                                                  shares are held jointly, each
                                                  stockholder must sign.)

   PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE.
                            NO POSTAGE IS REQUIRED.